Exhibit 1.3

Management’s responsibility for financial reporting

The accompanying consolidated financial statements of Just Energy Group Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated financial statements include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in this annual report has been prepared on a consistent basis with that in the consolidated financial statements.

Just Energy Group Inc. maintains systems of internal accounting and administrative controls. These systems are designated to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company assets are properly accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board of Directors and is composed entirely of non-management directors. The Audit Committee meets periodically with management and the external auditors, to discuss auditing, internal controls, accounting policy and financial reporting matters. The committee reviews the consolidated financial statements with both management and the external auditors and reports its findings to the Board of Directors before such statements are approved by the Board.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee, with and without the presence of management, to discuss their audit and their findings as to the integrity of the financial reporting and the effectiveness of the system of internal controls.

On behalf of Just Energy Group Inc.

/s/ Ken Hartwick	/s/ Beth Summers
Ken Hartwick	Beth Summers
Chief Executive Officer	Chief Financial Officer

Toronto, Canada
May 16, 2013

Management’s report on internal control over financial reporting

The management of Just Energy Group Inc. (“the Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, and have designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management has used the Internal Control – Integrated Framework to evaluate the effectiveness of internal control over financial reporting, which is a recognized and suitable framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has evaluated the design and operation of the Company’s internal control over financial reporting as of March 31, 2013, and has concluded that such internal control over financial reporting is effective.

Ernst & Young LLP, the independent auditors appointed by the shareholders of the Company who have audited the consolidated financial statements, have also audited internal control over financial reporting and have issued their report on the following page of this annual report.

/s/ Ken Hartwick	/s/ Beth Summers
Ken Hartwick	Beth Summers
Chief Executive Officer	Chief Financial Officer

Toronto, Canada
May 16, 2013

Report of independent registered public accounting firm

To the Shareholders of Just Energy Group Inc.

We have audited Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). Just Energy Group Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying management certification report on internal control over financial reporting. Our responsibility is to express an opinion on Just Energy Group Inc.’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Just Energy Group Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of Just Energy Group Inc. as at March 31, 2013 and 2012, and the consolidated statements of income (loss), comprehensive income (loss), shareholders’ deficit and cash flows for the years ended March 31, 2013 and 2012, and our report dated May 16, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Toronto, Canada,

May 16, 2013

Independent auditors’ report of registered public accounting firm

To the Shareholders of Just Energy Group Inc.

We have audited the accompanying consolidated financial statements of Just Energy Group Inc., which comprise the consolidated statements of financial position as at March 31, 2013 and 2012, the consolidated statements of income (loss), comprehensive income (loss), shareholders’ deficit and cash flows for the years ended March 31, 2013 and 2012, and a summary of significant accounting policies and other explanatory information.

MANAGEMENT’S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Just Energy Group Inc. as at March 31, 2013 and 2012, and its financial performance and its cash flows for the years ended March 31, 2013 and 2012, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

OTHER MATTER

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Just Energy Group Inc.’s internal control over financial reporting as of March 31, 2013, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated May 16, 2013, expressed an unqualified opinion on Just Energy Group Inc.’s internal control over financial reporting.

/s/ Ernst & Young LLP

Toronto, Canada,

May 16, 2013

JUST ENERGY GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT MARCH 31,

(thousands of Canadian dollars)

	Notes	2013	2012
ASSETS
Non-current assets
Property, plant and equipment	5	$258,003	$291,061
Intangible assets	6	447,333	549,409
Contract initiation costs		58,446	44,225
Other non-current financial assets	12	31,305	15,315
Non-current receivables		11,046	6,475
Investments	11	9,000	—
Deferred tax asset	17	24,858	78,398

		839,991	984,883

Current assets
Inventory	8	6,073	9,988
Gas delivered in excess of consumption		5,224	12,844
Gas in storage		11,051	11,453
Current trade and other receivables		315,551	294,311
Accrued gas receivables		33,989	2,875
Unbilled revenues		129,166	130,796
Prepaid expenses and deposits		15,874	9,451
Other current assets	12	33,005	12,799
Corporate tax recoverable		9,761	8,225
Restricted cash	7	13,320	12,199
Cash and cash equivalents		38,498	53,220

		611,512	558,161
Assets classified as held for sale	10	77,439	—

		688,951	558,161

TOTAL ASSETS		$1,528,942	$1,543,044

DEFICIT AND LIABILITIES
Deficit attributable to equity holders of the parent
Deficit		$(1,300,280)	$(1,652,188)
Accumulated other comprehensive income	13	47,155	70,293
Shareholders’ capital	14	1,018,082	993,181
Equity component of convertible debentures		25,795	25,795
Contributed surplus		70,893	62,147

Shareholders’ deficit		(138,355)	(500,772)
Non-controlling interest		(702)	(637)

TOTAL DEFICIT		(139,057)	(501,409)

Non-current liabilities
Long-term debt	16	795,224	679,072
Provisions	18	3,773	3,068
Deferred lease inducements		1,044	1,778
Other non-current financial liabilities	12	85,380	309,617
Deferred tax liability	17	31,327	6,073

		916,748	999,608

Current liabilities
Bank indebtedness		—	1,060
Trade and other payables		301,820	287,145
Accrued gas payable		28,476	2,960
Deferred revenue		13,017	11,985
Income taxes payable		5,143	4,814
Current portion of long-term debt	16	162,474	97,611
Provisions	18	3,063	3,226
Other current financial liabilities	12	159,819	636,044

		673,812	1,044,845
Liabilities relating to assets classified as held for sale	10	77,439	—

		751,251	1,044,845

TOTAL LIABILITIES		1,667,999	2,044,453

TOTAL DEFICIT AND LIABILITIES		$1,528,942	$1,543,044

Guarantees (Note 24) Commitments (Note 27)

See accompanying notes to the consolidated financial statements

Approved on behalf of Just Energy Group Inc.

/s/ Rebecca MacDonald	/s/ Michael Kirby
Rebecca MacDonald	Michael Kirby
Executive Chair	Corporate Director

1.

JUST ENERGY GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

FOR THE YEARS ENDED MARCH 31

(thousands of Canadian dollars, except where indicated and per share amounts)

	Notes		2013	2012
CONTINUING OPERATIONS
SALES	20		$2,881,964	$2,654,778
COST OF SALES	19	(b)	2,356,096	2,155,121

GROSS MARGIN			525,868	499,657

EXPENSES
Administrative expenses			138,855	114,168
Selling and marketing expenses			208,029	177,302
Other operating expenses	19	(a)	133,557	153,020

			480,441	444,490

Operating profit before the following			45,427	55,167
Finance costs	16		(75,151)	(54,450)
Change in fair value of derivative instruments	12		719,575	(96,210)
Proportionate share of loss from joint ventures	11		(7,457)	(1,971)
Other income			5,696	6,536

Income (loss) before income taxes			688,090	(90,928)
Provision for income taxes	17		86,385	37,527

PROFIT (LOSS) FOR THE YEAR FROM CONTINUING OPERATIONS			$601,705	$(128,455)
DISCONTINUED OPERATIONS
Profit (loss) for the year from discontinued operations	10		(72,050)	1,812

PROFIT (LOSS) FOR THE YEAR			$529,655	$(126,643)

Attributable to:
Shareholders of Just Energy			$530,308	$(126,522)
Non-controlling interest			(653)	(121)

PROFIT (LOSS) FOR THE YEAR			$529,655	$(126,643)

Earnings (loss) per share from continuing operations	22
Basic			$4.30	$(0.93)
Diluted			$3.68	$(0.93)
Earnings (loss) per share available to shareholders
Basic			$3.79	$(0.92)
Diluted			$3.27	$(0.92)

See accompanying notes to the consolidated financial statements

2.

JUST ENERGY GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED MARCH 31

(thousands of Canadian dollars)

	Notes	2013	2012
Profit (loss) for the year		$529,655	$(126,643)

Other comprehensive income (loss)	13
Unrealized gain on translation of foreign operations		3,307	2,386
Amortization of deferred unrealized gain on discontinued hedges, net of income taxes of $5,550 (2012—$13,348)		(26,445)	(56,012)

Other comprehensive income (loss) for the year, net of tax		(23,138)	(53,626)

Total comprehensive income (loss) for the year, net of tax		$506,517	$(180,269)

Total comprehensive income (loss) attributable to:
Shareholders of Just Energy		$507,170	$(180,148)
Non-controlling interest		(653)	(121)

Total comprehensive income (loss) for the year, net of tax		$506,517	$(180,269)

See accompanying notes to the consolidated financial statements

3.

JUST ENERGY GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED MARCH 31

(thousands of Canadian dollars)

	Notes		2013	2012
ATTRIBUTABLE TO THE SHAREHOLDERS
Accumulated deficit
Accumulated deficit, beginning of year			$(442,812)	$(315,934)
Loss on cancellation of shares	14		—	(356)
Profit (loss) for the year, attributable to the shareholders			530,308	(126,522)

Accumulated deficit, end of year			87,496	(442,812)

DIVIDENDS
Dividends, beginning of year			(1,209,376)	(1,033,994)
Dividends	26		(178,400)	(175,382)

Dividends, end of year			(1,387,776)	(1,209,376)

DEFICIT			$(1,300,280)	$(1,652,188)

ACCUMULATED OTHER COMPREHENSIVE INCOME	13
Accumulated other comprehensive income, beginning of year			$70,293	$123,919
Other comprehensive loss			(23,138)	(53,626)

Accumulated other comprehensive income, end of year			$47,155	$70,293

SHAREHOLDERS’ CAPITAL	14
Shareholders’ capital, beginning of year			$993,181	$963,982
Share-based compensation awards exercised			3,320	1,385
Shares issued (cancelled)			7	(599)
Dividend reinvestment plan			21,574	28,413

Shareholders’ capital, end of year			$1,018,082	$993,181

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES
Balance, beginning of year			$25,795	$18,186
Allocations of new convertible debentures issued			—	10,188
Future tax impact on convertible debentures			—	(2,579)

Balance, end of year			$25,795	$25,795

CONTRIBUTED SURPLUS
Balance, beginning of year			$62,147	$52,723
Add: Share-based compensation awards	19	(a)	11,952	10,662
Non-cash deferred share grant distributions			114	147
Less: Share-based awards exercised			(3,320)	(1,385)

Balance, end of year			$70,893	$62,147

NON-CONTROLLING INTEREST
Balance, beginning of year			$(637)	$—
Acquisition of non-controlling interest			—	(540)
Investment by minority shareholder			1,115	—
Foreign exchange impact on non-controlling interest and adjustment to acquisition value			(527)	24
Loss attributable to non-controlling interest			(653)	(121)

Balance, end of year			$(702)	$(637)

TOTAL DEFICIT			$(139,057)	$(501,409)

See accompanying notes to the consolidated financial statements

4.

JUST ENERGY GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31

(thousands of Canadian dollars)

Net outflow of cash related to the following activities	Notes		2013	2012
OPERATING
Income from continuing operations before income taxes			$688,090	$(90,928)

Items not affecting cash
Amortization of intangible assets and related supply contracts			86,329	108,233
Amortization of contract initiation costs			17,439	13,977
Amortization of property, plant and equipment			4,426	4,553
Amortization included in cost of sales			10,615	6,769
Share-based compensation	19	(a)	11,952	10,662
Financing charges, non-cash portion			11,024	8,760
Transaction costs on acquisition			—	1,101
Other			(541)	(150)
Change in fair value of derivative instruments			(719,575)	96,210
Cash flows provided by (used in) operating activities of discontinued operations			(1,609)	(2,801)

			(579,940)	247,136

Adjustment required to reflect net cash receipts from gas sales	28		(4,536)	7,740

Changes in non-cash working capital	29		(2,223)	(15,076)

			101,391	149,007
Income tax paid			(3,238)	(4,617)

Cash inflow from operating activities			98,153	144,390

INVESTING
Purchase of property, plant and equipment			(101,413)	(74,579)
Purchase of intangible assets and waterheater contracts			(14,563)	(5,853)
Acquisitions, net of cash acquired			—	(93,325)
Advances of long-term receivables			(4,571)	(1,881)
Transaction costs on acquisition			—	(1,101)
Investments			(8,942)	—
Settlement of contingent consideration			(1,551)	—
Contract initiation costs			(31,090)	(28,244)
Cash flows used in investing activities of discontinued operations			(713)	(264)

Cash outflow from investing activities			(162,843)	(205,247)

FINANCING
Dividends paid			(156,651)	(146,822)
Shares issued for cash (purchased for cancellation)			7	(955)
Issuance of long-term debt			492,759	464,520
Repayment of long-term debt			(277,620)	(282,189)
Restricted cash			699	(11,366)
Debt issuance costs			(9,973)	—
Investment made by minority shareholder			1,115	—
Cash flows provided by (used in) financing activities of discontinued operations			2,484	(7,070)

Cash inflow from financing activities			52,820	16,118

Effect of foreign currency translation on cash balances			(2,690)	326

Net cash outflow			(14,560)	(44,413)
Cash and cash equivalents reclassified to assets held for sale			(162)	—
Cash and cash equivalents, beginning of year			53,220	97,633

Cash and cash equivalents, end of year			$38,498	$53,220

Supplemental cash flow information:
Interest paid			$66,476	$52,810

See accompanying notes to the condensed consolidated financial statements

5.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

1.	ORGANIZATION

Just Energy Group Inc. (“JEGI”, “Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities and to distribute the income of its directly or indirectly owned operating subsidiaries and affiliates. The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The consolidated financial statements consist of Just Energy and its subsidiaries and affiliates. The consolidated financial statements were approved by the Board of Directors on May 16, 2013.

2.	OPERATIONS

Just Energy’s business involves the sale of natural gas and/or electricity to residential and commercial customers under long-term fixed-price, price-protected or variable-priced contracts. Just Energy markets its gas and electricity contracts in Canada, the U.S. and commencing in July 2012, the United Kingdom, under the following trade names: Just Energy, Hudson Energy, Commerce Energy, Smart Prepaid Electric, Amigo Energy and Tara Energy. By fixing the price of natural gas or electricity under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion. Just Energy derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Just Energy also offers green products through its JustGreen programs. The electricity JustGreen product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, run of the river hydro or biomass. The gas JustGreen product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses. Additional green products that allow customers in certain jurisdictions to offset their carbon footprint without purchasing commodity products, can be offered in all states and provinces and are not dependent on energy deregulation.

In addition, Just Energy sells and rents high efficiency and tankless water heaters, air conditioners and furnaces to Ontario and Quebec residents through a subsidiary operating under the trade name National Home Services (“NHS”). In August 2012, Just Energy purchased a 15% ownership in ecobee Inc. (“ecobee”), a company that designs, manufactures and distributes “smart” thermostats to residential and commercial customers throughout North America. Just Energy also operates a network marketing division under the trade name Momentis. Through its subsidiary, Terra Grain Fuels, Inc. (“TGF”), Just Energy produces and sells wheat-based ethanol. As at March 31, 2013, TGF has been classified as held for sale, see Note 10. Just Energy’s subsidiary, Hudson Energy Solar Corp. (“HES”), and its subsidiaries, provide a solar project development platform operating in New Jersey, Pennsylvania and Massachusetts, under the trade name Hudson Energy Solar.

6.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation and statement of compliance

The consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are presented in Canadian dollars, the functional currency of Just Energy, and all values are rounded to the nearest thousand. The Company’s consolidated financial statements are prepared on the historical cost basis of accounting, except as disclosed in the accounting policies set out below.

(b)	Principles of consolidation

The consolidated financial statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries and affiliates as at March 31, 2013. Subsidiaries and affiliates are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries and affiliates are prepared for the same reporting period as Just Energy, using consistent accounting policies. All intercompany balances, income, expenses, and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

(c)	Cash and cash equivalents

All highly liquid temporary cash investments with an original maturity of three months or less when purchased are considered to be cash equivalents. For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

(d)	Accrued gas receivables/accrued gas payable or gas delivered in excess of consumption/deferred revenues

Accrued gas receivables are stated at estimated realizable value and result when customers consume more gas than has been delivered by Just Energy to local distribution companies (“LDCs”). Accrued gas payable represents the obligation to the LDCs with respect to gas consumed by customers in excess of that delivered to the LDCs.

Gas delivered to LDCs in excess of consumption by customers is stated at the lower of cost and net realizable value. Collections from customers in advance of their consumption of gas result in deferred revenues.

Assuming normal weather and consumption patterns, during the winter months, customers will have consumed more than what was delivered resulting in the recognition of unbilled revenues/accrued gas payable; however, in the summer months, customers will have consumed less than what was delivered, resulting in the recognition of gas delivered in excess of consumption/deferred revenues.

These adjustments are applicable solely to the Ontario, Manitoba, Quebec and Michigan gas markets.

7.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(e)	Inventory

Inventory consists of water heaters, furnaces, air conditioners and thermostats for selling purposes, and gas in storage. Water heaters, furnaces and air conditioners are stated at the lower of cost and net realizable value with cost being determined on a weighted average basis.

Gas in storage represents the gas delivered to the LDCs in Illinois, Indiana, New York, Ohio, Georgia, Maryland and California. The balance will fluctuate as gas is injected or withdrawn from storage.

Gas in storage is valued at the lower of cost and net realizable value with cost being determined on a weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business.

(f)	Property, plant and equipment

Property, plant and equipment are stated at cost, net of any accumulated depreciation and impairment losses. Cost includes the purchase price and, where relevant, any costs directly attributable to bringing the asset to the location and condition necessary and/or the present value of all dismantling and removal costs. Where major components of property, plant and equipment have different useful lives, the components are recognized and depreciated separately. Just Energy recognizes in the carrying amount, the cost of replacing part of an item when the cost is incurred and if it is probable that the future economic benefits embodied with the item can be reliably measured. When significant parts of property, plant and equipment are required to be replaced at intervals, Just Energy recognises such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statement of income (loss) as an expense when incurred. Depreciation is provided over the estimated useful lives of the assets as follows:

Asset category	Depreciation method	Rate/useful life
Furniture and fixtures	Declining balance	20%
Office equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Buildings	Straight-line	15-35 years
Water heaters	Straight-line	10-15 years
Furnaces and air conditioners	Straight-line	15 years
Leasehold improvements	Straight-line	Term of lease
Vehicles	Straight-line	5 years
Solar equipment	Straight-line	25 years
Thermostats	Straight-line	15 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the consolidated statement of income (loss) when the asset is derecognized.

The useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

8.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(g)	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the assets given, equity instruments and liabilities incurred or assumed at the date of exchange. Acquisition costs for business combinations incurred subsequent to April 1, 2010, are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair value on the date of acquisition, irrespective of the extent of any non-controlling interest.

Goodwill is initially measured at cost, which is the excess of the cost of the business combination over Just Energy’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Any negative difference is recognized directly in the consolidated statement of income (loss). If the fair values of the assets, liabilities and contingent liabilities can only be calculated on a provisional basis, the business combination is recognized using provisional values. Any adjustments resulting from the completion of the measurement process are recognized within 12 months of the date of acquisition.

After initial recognition, goodwill is measured at cost, less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Just Energy’s operating segments that are expected to benefit from the synergies of the combination, irrespective of whether other assets and liabilities of the acquiree are assigned to those segments.

(h)	Intangible assets

Intangible assets acquired outside of a business combination are measured at cost on initial recognition. Intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and/or accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite useful life is reviewed at least once annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense related to intangible assets with finite lives is recognized in the consolidated statement of income (loss) in the expense category associated with the function of the intangible assets.

Intangible assets consist of gas customer contracts, electricity customer contracts, water heater customer contracts, sales network, brand and goodwill, all acquired through business combinations, as well as software, commodity billing and settlement systems and information technology system development.

Internally generated intangible assets are capitalized when the product or process is technically and commercially feasible, the future economic benefit is measurable, Just Energy can demonstrate how the asset will generate future economic benefits and Just Energy has sufficient resources to complete development. The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management.

The brand and goodwill are considered to have indefinite useful lives and are not amortized, but rather tested annually for impairment. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable.

9.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated statement of income (loss) when the asset is derecognized.

Intangible asset category	Amortization method	Rate
Customer contracts	Straight-line	Term of contract
Contract initiation costs	Straight-line	Term of contract
Commodity billing and settlement systems	Straight-line	5 years
Sales network and affinity relationships	Straight-line	5-8 years
Information technology system development	Straight-line	5 years
Software	Straight-line	1 year
Other intangible assets	Straight-line	5 years

(i)	Impairment of non-financial assets

Just Energy assesses whether there is an indication that an asset may be impaired at each reporting date. If such an indication exists or when annual testing for an asset is required, Just Energy estimates the asset’s recoverable amount. The recoverable amount of goodwill and intangible assets with an indefinite useful life are estimated at least annually. The recoverable amount is the higher of an asset’s or cash-generating unit’s (“CGU”) fair value less costs to sell and its value-in-use. Value-in-use is determined by discounting estimated future cash flows using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the asset. In determining fair value less costs to sell, an appropriate valuation model has to be used. The recoverable amount of assets that do not generate independent cash flows is determined based on the cash-generating unit to which the asset belongs.

An impairment loss is recognized in the consolidated statement of income (loss) if an asset’s carrying amount or that of the cash-generating unit to which it is allocated is higher than its recoverable amount. Impairment losses of cash-generating units are first charged against the value of assets in proportion to their carrying amount.

In the consolidated statement of income (loss), an impairment loss is recognized in the expense category associated with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, Just Energy estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated statement of income (loss).

Goodwill is tested for impairment annually at year end and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each segment to which the goodwill relates. Where the recoverable amount of the segment is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

10.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(j)	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date and whether fulfilment of the arrangement is dependent on the use of a specific asset or assets, or the arrangement conveys a right to use the asset.

Just Energy as a lessee

Operating lease payments are recognized as an expense in the consolidated statement of income (loss) on a straight-line basis over the lease term.

Just Energy as a lessor

Leases where Just Energy does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

(k)	Financial instruments

Financial assets and liabilities

Just Energy classifies its financial instruments as either (i) financial assets at fair value through profit or loss, or (ii) loans and receivables, and its financial liabilities as either (i) financial liabilities at fair value through profit or loss or (ii) other financial liabilities. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified in the consolidated statement of financial position.

Financial instruments are recognized on the trade date, which is the date on which Just Energy commits to purchase or sell the asset.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held-for-trading and financial assets designated upon initial recognition as at fair value through profit or loss. Financial assets are classified as held-for-trading if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivative financial instruments entered into that are not designated as hedging instruments in hedge relationships as defined by IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 12. Related realized and unrealized gains and losses are included in the consolidated statement of income (loss).

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method less any impairment. The effective interest amortization is included in finance costs in the consolidated statement of income (loss).

11.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Derecognition

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Just Energy has transferred its rights to receive cash flows from the asset.

Impairment of financial assets

Just Energy assesses whether there is objective evidence that a financial asset is impaired at each reporting date. A financial asset is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows that can be reliably estimated.

For financial assets carried at amortized cost, Just Energy first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If Just Energy determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in income or loss. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of other income in the consolidated statement of income (loss).

Loans and receivables, together with the associated allowance, are written off when there is no realistic prospect of future recovery. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other operating costs in the consolidated statement of income (loss).

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held-for-trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Just Energy that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could be not applied, financially settled energy contracts and foreign currency forward contracts.

Gains or losses on liabilities held-for-trading are recognized in the consolidated statement of income (loss).

12.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Other financial liabilities

Other financial liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities include long-term debt issued, which is initially measured at fair value, which is the consideration received, net of transaction costs incurred, trade and other payables and bank indebtedness. Transaction costs related to the long-term debt instruments are included in the value of the instruments and amortized using the effective interest rate method. The effective interest expense is included in finance costs in the consolidated statement of income (loss).

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of income (loss).

(l)	Derivative instruments

Just Energy enters into fixed-term contracts with customers to provide electricity and gas at fixed prices. These customer contracts expose Just Energy to changes in consumption as well as changes in the market prices of gas and electricity. To reduce its exposure to movements in commodity prices, Just Energy enters into derivative contracts.

Just Energy analyzes all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Embedded derivatives are accounted for separately from the underlying contract at the inception date when their risks and characteristics are not closely related to those of the underlying contracts and the underlying contracts are not carried at fair value. An embedded derivative is a provision in a contract that modifies the cash flow of a contract by making it dependent on an underlying measurement.

All derivatives are recognized at fair value on the date on which the derivative is entered into and are re-measured to fair value at each reporting date. Derivatives are carried in the consolidated statements of financial position as other financial assets when the fair value is positive and as other financial liabilities when the fair value is negative. Just Energy does not utilize hedge accounting. Therefore, changes in the fair value of these derivatives are recorded directly to the consolidated statement of income (loss) and are included within change in fair value of derivative instruments.

(m)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

(n)	Fair value of financial instruments

Fair value is the estimated amount that Just Energy would pay or receive to dispose of these contracts in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act. The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques that are recognized by market participants. Such techniques may include using recent arm’s-length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models. An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 12.

13.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(o)	Revenue recognition

Revenue is recognized when significant risks and rewards of ownership are transferred to the customer. In the case of gas and electricity, transfer of risks and rewards generally coincides with consumption. Ethanol and dried distillery grain sales are recognized when the risks and rewards of ownership passes, which is typically on delivery. Revenue from sales of water heaters, furnaces, air conditioners and thermostats (collectively “home services equipment”) is recognized upon installation. Just Energy recognizes revenue from HVAC equipment leases, based on rental rates over the term commencing from the installation date.

Investment tax credits (“ITCs”) received or receivable relating to HES are recorded as deferred revenue and brought into revenue on a systematic basis over the useful life of the underlying asset. Included in deferred revenue is approximately $9,971 in ITCs received. During the year, approximately $275 of ITCs were recognized in revenue. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

The Company assumes credit risk for all customers in Alberta, Illinois, Texas, Massachusetts, Michigan, California and Georgia and for certain large-volume customers in British Columbia, and New York. In addition, the Company assumes credit risk in their NHS and HES divisions. In these markets, the Company ensures that credit review processes are in place prior to the commodity flowing to the customer.

(p)	Foreign currency translation

Functional and presentation currency

Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is the parent company’s presentation and functional currency.

Transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of income (loss), except when deferred in other comprehensive income (loss) as qualifying net investment hedges.

Translation of foreign operations

The results and consolidated financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate at the date of that consolidated statement of financial position; and

•	income and expenses for each consolidated statement of income (loss) are translated at the exchange rates prevailing at the dates of the transactions.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other foreign currency instruments designated as hedges of such investments, are recorded to other comprehensive income (loss).

14.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

When a foreign operation is partially disposed of or sold, exchange differences that were recorded in accumulated other comprehensive income (loss) are recognized in the consolidated statement of income (loss) as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(q)	Per share amounts

The computation of earnings per share is based on the weighted average number of shares outstanding during the year. Diluted earnings per share are computed in a similar way to basic earnings per share except that the weighted average number of shares outstanding are increased to include additional shares assuming the exercise of stock options, restricted share grants (“RSGs”), deferred share grants (“DSGs”) and convertible debentures, if dilutive.

(r)	Share-based compensation plans

Equity-based compensation liability

Just Energy accounts for its share-based compensation as equity-settled transactions. The cost of share-based compensation is measured by reference to the fair value at the date on which it was granted. Awards are valued at the grant date and are not adjusted for changes in the prices of the underlying shares and other measurement assumptions. The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, over the period in which the performance or service conditions are fulfilled, ending on the date on which the relevant grantee becomes fully entitled to the award. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting period reflects the extent to which the vesting period has expired and Just Energy’s best estimate of the number of the shares that will ultimately vest. The expense or credit recognized for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

When options, RSGs and DSGs are exercised or exchanged, the amounts credited to contributed surplus are reversed and credited to shareholders’ capital.

During the year, the Company introduced a cash out option for the RSG plan. It provides employees who (i) hold a position below director or (ii) wish to exchange 500 or fewer RSGs to receive cash in lieu of shares. The Company records this financial liability as fair value through the consolidated statement of income (loss). Fair value is based on the number of RSGs eligible for the cash-out option and the underlying price of Just Energy’s shares. As at March 31, 2013, the Company recorded $414 to other current liabilities with an offsetting adjustment to change in fair value of derivative financial instruments.

(s)	Employee future benefits

In Canada, Just Energy offers a long-term savings plan (the “Plan”) for all full time salaried and permanent full-time and part-time employees (working more than 26 hours per week) of its other subsidiaries. The Plan consists of two components, a Deferred Profit Sharing Plan (“DPSP”) and an Employee Profit Sharing Plan (“EPSP”). For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee’s base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee’s base earnings towards the purchase of shares of Just Energy, on a matching one for one basis.

15.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

For U.S. employees, Just Energy has established a long-term savings plan (the “Plan”) for all permanent full-time and part-time employees (working more than 26 hours per week) of its subsidiaries. The Plan consists of two components, a 401(k) and an Employee Unit Purchase Plan (“EUPP”). For participants of the EUPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee’s base earnings towards the purchase of Just Energy shares, on a matching one for one basis. For participants in the 401(k), Just Energy contributes an amount up to a maximum of 4% per annum of an employee’s base earnings, on a matching one for one basis. In the event an employee participates in both the EUPP and 401(k), the maximum Just Energy will contribute to the 401k is 2% per annum.

Participation in the plans in Canada or the U.S is voluntary. The plans have a two-year vesting period beginning from the employee’s enrollment date in the plan. During the year, Just Energy contributed $2,171 (2012—$2,034) to the plans, which was paid in full during the year.

Obligations for contributions to the Plan are recognized as an expense in the consolidated income statement as incurred.

(t)	Transaction costs

Transaction costs incurred by Just Energy in issuing, acquiring or selling its own equity instruments are accounted for as a deduction from equity to the extent that they are incremental costs directly attributable to the equity transaction that otherwise would have been avoided.

(u)	Income taxes

Just Energy follows the liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to the temporary differences between the carrying value of the assets and liabilities in the consolidated financial statements and their respective tax bases.

Deferred tax assets and liabilities are recognized for all taxable temporary differences, except:

•

Where the deferred tax asset/liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses, can be utilized except:

•

Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

16.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(v)	Provisions

Provisions are recognized when Just Energy has a present obligation, legal or constructive, as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Just Energy expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of income (loss), net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of income (loss).

(w)	Selling and marketing expenses and contract initiation costs

Commissions and various other costs related to obtaining and renewing customer contracts are charged to income in the period incurred except as disclosed below:

Commissions related to obtaining and renewing commercial customer contracts are paid in one of the following ways: all or partially upfront or as a residual payment over the term of the contract. If the commission is paid all or partially upfront, it is recorded as contract initiation costs and amortized in selling and marketing expenses over the term for which the associated revenue is earned. If the commission is paid as a residual payment, the amount is expensed as earned.

In addition, commissions related to obtaining customer contracts signed by NHS are recorded as contract initiation costs and amortized in selling and marketing expenses over the remaining term of the contract.

(x)	Investment in joint ventures

Just Energy accounts for its interest in joint ventures using the equity method. Under this method, any investments made increases the asset value, the proportionate share of income/loss, increases/decreases the asset value, with an offsetting adjustment in the consolidated statements of operations and any dividends received decreases the asset value.

17.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(y)	Non-current assets held for sale and discontinued operations

Just Energy classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification. Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the income statement. Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

4.	(i) SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated financial statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amounts of assets, liabilities, income, expenses and the disclosure of contingent liabilities. The estimates and related assumptions are based on previous experience and other factors considered reasonable under the circumstances, the results of which form the basis of making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised. Judgments made by management in the application of IFRS that have significant impact on the consolidated financial statements relate to the following:

Impairment of non-financial assets

To determine the recoverable amount of an impaired asset, the Company estimates expected future cash flows at the CGU level and determines a suitable discount rate in order to calculate the present value of those cash flows. In the process of measuring expected future cash flows, the Company makes assumptions about future sales, gross margin rates, expenses, capital expenditures, and working capital investments which are based upon past and expected performance. Determining the applicable discount rate involves estimating appropriate adjustments to market risk and to Company-specific risk factors. An impairment loss is recognized for the amount by which the carrying amount of an asset or a cash-generating unit (“CGU”) exceeds its recoverable amount. The Company uses judgment when identifying CGUs and when assessing for indicators of impairment. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes. The key assumptions used to determine the recoverable amount for the different CGUs, including a sensitivity analysis, are disclosed and further explained in Note 21.

Deferred taxes

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable income realized, including the usage of tax-planning strategies.

Useful life of key property, plant and equipment and intangible assets

The amortization method and useful lives reflect the pattern in which management expects the asset’s future economic benefits to be consumed by Just Energy.

18.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Provisions for litigation

The State of California has filed a number of complaints to the Federal Energy Regulatory Commission (“FERC”) against many suppliers of electricity, including Commerce Energy Inc. (“CEI”), a subsidiary of Just Energy, with respect to events stemming from the 2001 energy crisis in California. Pursuant to the complaints, the State of California is challenging FERC’s enforcement of its market-based rate system. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation are not certain; however, an estimated amount has been recorded in these consolidated financial statements as at March 31, 2013. In the general course of operations, Just Energy has made additional provisions for litigation matters that have arisen.

Trade receivables

Just Energy reviews its individually significant receivables at each reporting date to assess whether an impairment loss should be recorded in the consolidated statement of income (loss). In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the impairment loss. In estimating these cash flows, Just Energy makes judgments about the borrower’s financial situation and the net realizable value of collateral. These estimates are based on assumptions about a number of factors. Actual results may differ, resulting in future changes to the allowance.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including discounted cash flow models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgment includes consideration of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Refer to Note 12 for further details about the assumptions as well as a sensitivity analysis.

Acquisition accounting

For acquisition accounting purposes, all identifiable assets, liabilities and contingent liabilities acquired in a business combination are recognized at fair value on the date of acquisition. Estimates are used to calculate the fair value of these assets and liabilities as at the date of acquisition.

(ii)	ACCOUNTING STANDARDS ISSUED BUT NOT YET APPLIED

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the consolidated financial statements are disclosed below. Just Energy intends to adopt these standards, if applicable, when they become effective.

IAS 1 Presentation of Items of Other Comprehensive Income – Amendments to IAS 1

The amendments to IAS 1 change the grouping of items presented in other comprehensive income (“OCI”). Items that could be reclassified (or ‘recycled’) to profit or loss at a future point in time (for example, actuarial gains and losses on defined benefit plans and revaluation of land and buildings) would be presented separately from items that will never be reclassified (for example, net gain on hedge of net investment, exchange differences on translation of foreign operations, net movement on cash flow hedges and net loss or gain on available-for-sale financial assets). The amendment affects presentation only and has no impact on Just Energy’s financial position or performance. The amendment becomes effective for annual periods beginning on or after July 1, 2012, and will therefore be applied in Just Energy’s first annual report after becoming effective.

19.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

IFRS 7 Disclosures — Offsetting Financial Assets and Financial Liabilities — Amendments to IFRS 7

These amendments require an entity to disclose information about rights to set-off and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognized financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognized financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are set off in accordance with IAS 32. These amendments will not impact Just Energy’s financial position or performance and become effective for annual periods beginning on or after January 1, 2013.

IFRS 9, Financial Instruments: Classification and Measurement

IFRS 9, as issued, reflects the first phase of the IASB’s work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after January 1, 2013, but Amendments to IFRS 9 Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, moved the mandatory effective date to January 1, 2015. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Just Energy’s financial assets, but will not have an impact on classification and measurements of financial liabilities. Just Energy will quantify the effect in conjunction with the other phases, when the final standard including all phases is issued.

IFRS 10, Consolidated Financial Statements

IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also addresses the issues raised in SIC-12 Consolidation — Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgement to determine which entities are controlled and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27. IFRS 10 will not have any impact on the currently held investments of Just Energy. This standard becomes effective for annual periods beginning on or after January 1, 2013.

IFRS 11, Joint Arrangements

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities — Non-monetary Contributions by Ventures. IFRS 11 removes the option to account for jointly controlled entities (“JCEs”) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The adoption of this standard will not have a material impact on the financial results of Just Energy.

IFRS 12, Disclosure of Interests in Other Entities

IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required, but has no impact on Just Energy’s financial position or performance. This standard becomes effective for annual periods beginning on or after January 1, 2013.

IFRS 13, Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The adoption of this standard will not have a material impact on the financial results of Just Energy. This standard becomes effective for annual periods beginning on or after January 1, 2013.

20.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

IAS 27, Separate Financial Statements

On April 1, 2013, Just Energy will be required to adopt IAS 27, Separate Financial Statements. As a result of the issue of the new consolidation suite of standards, IAS 27 has been reissued to reflect the change as the consolidation guidance has recently been included in IFRS 10.

In addition, IAS 27 will now only prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when the Company prepares separate financial statements. The adoption of this standard will not have a material impact on the financial results of Just Energy.

IAS 28, Investments in Associates and Joint Ventures

As a consequence of the new IFRS 11 Joint Arrangements, and IFRS 12 Disclosure of Interests in Other Entities, IAS 28 Investments in Associates, has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. The revised standard becomes effective for annual periods beginning on or after January 1, 2013.

The Company will apply this standard when there is joint control or significant influence over an investee. Significant influence is the power to participate in the financial and operating policy decisions of the investee but does not include control or joint control of those policy decisions. When determined that the Company has an interest in a joint venture, the Company will recognize an investment and will account for it using the equity method in accordance with IAS 28. The adoption of this standard will not have a material impact on the financial results of the Company.

IAS 32 Offsetting Financial Assets and Financial Liabilities — Amendments to IAS 32

These amendments clarify the meaning of “currently has a legally enforceable right to set-off”. The amendments also clarify the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. These amendments are not expected to impact the Just Energy’s financial position or performance and become effective for annual periods beginning on or after January 1, 2014.

IFRS improvements

IAS 1 Presentation of Financial Statements

This improvement clarifies the difference between voluntary additional comparative information and the minimum required comparative information. Generally, the minimum required comparative information is the previous period.

IAS 16 Property Plant and Equipment

This improvement clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

IAS 32 Financial Instruments, Presentation

This improvement clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

21.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

IAS 34 Interim Financial Reporting

The amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements. This clarification also ensures that interim disclosures are aligned with annual disclosures.

These improvements are effective for annual periods beginning on or after January 1, 2013.

22.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

5.	PROPERTY, PLANT AND EQUIPMENT

As at March 31, 2013
	Computer equipment	Buildings and ethanol plant	Land	Furniture and fixtures	Vehicles	Office equipment	Home services equipment	Leasehold improvements	Solar equipment	Total
Cost:
Operating balance - April 1, 2012	$9,453	$158,500	$299	$6,572	$212	$20,028	$117,755	$8,642	$35,789	$357,250
Additions/(disposals)	2,402	—	—	459	(25)	1,193	46,784	384	63,616	114,813
Transfer to discontinued operations	(173)	(157,842)	(299)	(476)	(165)	(2,052)	—	(64)	—	(161,071)
Exchange differences	47	12	—	35	—	47	—	12	1,598	1,751

Ending balance, March 31, 2013	11,729	670	—	6,590	22	19,216	164,539	8,974	101,003	312,743

Accumulated Amortization:
Opening balance - March 31, 2012	(6,160)	(24,498)	—	(4,141)	(108)	(11,435)	(13,835)	(5,999)	(13)	(66,189)
Amortization charge to cost of sales	—	—	—	—	—	—	(9,189)	—	(1,426)	(10,615)
Amortization charge for the year	(1,433)	(19)	—	(546)	(5)	(1,879)	—	(544)	—	(4,426)
Disposals	—	161	—	—	—	—	—	—	—	161
Transfer to discontinued operations	102	24,301		266	99	1,612		34		26,414
Exchange differences	(19)	(1)	—	(1)	—	(18)	—	(7)	(39)	(85)

Ending balance, March 31, 2013	(7,510)	(56)	—	(4,422)	(14)	(11,720)	(23,024)	(6,516)	(1,478)	(54,740)

Net book value, March 31, 2013	$4,219	$614	$—	$2,168	$8	$7,496	$141,515	$2,458	$99,525	$258,003

As at March 31, 2012
	Computer equipment	Buildings and ethanol plant	Land	Furniture and fixtures	Vehicles	Office equipment	Home services equipment	Leasehold improvements	Solar equipment	Total
Cost:
Opening balance - April 1, 2011	$7,750	$158,482	$299	$6,090	$215	$17,976	$82,036	$8,567	$283	$281,698
Additions/(disposals)	1,347	—	—	441	(32)	1,668	35,719	62	35,624	74,829
Acquisition of subsidiary	348	—	—	8	31	371	—	—	—	758
Exchange differences	8	18	—	33	(2)	13	—	13	(118)	(35)

Ending balance, March 31, 2012	9,453	158,500	299	6,572	212	20,028	117,755	8,642	35,789	357,250

Accumulated Amortization:
Opening balance - April 1, 2011	(4,958)	(17,426)	—	(3,561)	(88)	(9,520)	(7,066)	(5,077)	—	(47,696)
Amortization charge to cost of sales	—	(5,871)	—	—	—	—	(6,769)	—	—	(12,640)
Amortization charge for the year	(1,205)	(1,201)	—	(569)	(41)	(1,905)	—	(913)	(13)	(5,847)
Disposals	12				21	(1)	—	—	—	32
Exchange differences	(9)	—	—	(11)	—	(9)	—	(9)	—	(38)

Ending balance, March 31, 2012	(6,160)	(24,498)	—	(4,141)	(108)	(11,435)	(13,835)	(5,999)	(13)	(66,189)

Net book value, March 31, 2012	$3,293	$134,002	$299	$2,431	$104	$8,593	$103,920	$2,643	$35,776	$291,061

23.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

6.	INTANGIBLE ASSETS

As at March 31, 2013
	Gas contracts	Electricity contracts	Water heater contracts	Goodwill	Sales network and affinity relationships	Brand	Software	IT system development	Other	Total
Cost:
Opening balance - April 1, 2012	$250,745	$479,853	$24,043	$254,799	$123,078	$23,369	$13,922	$27,538	$9,370	$1,206,717
Remove fully amortized assets	(137,287)	(233,950)	—	—	—	—	(978)	(4,433)	(2,343)	(378,991)
Transfer to discontinued operations							(164)			(164)
Additions	—	—	27,192	—	—	—	4,634	4	673	32,503
Exchange differences	909	4,584	—	1,583	2,283	433	120	361	129	10,402

Ending balance, March 31, 2013	114,367	250,487	51,235	256,382	125,361	23,802	17,534	23,470	7,829	870,467

Accumulated Amortization:
Opening balance - April 1, 2012	(208,147)	(380,139)	(4,444)	—	(34,284)	—	(9,528)	(14,195)	(6,571)	(657,308)
Remove fully amortized assets	137,287	233,950	—	—	—	—	978	4,433	2,343	378,991
Transfer to discontinued operations	—	—	—	—	—	—	113	—	—	113
Amortization charge for the year	(12,627)	(37,782)	(2,685)	—	(21,696)	—	(5,130)	(4,158)	(2,251)	(86,329)
Amortization in mark to market	(11,695)	(41,027)	—	—	—	—	—	—	—	(52,722)
Exchange differences	(891)	(3,653)	—	—	(941)	—	(67)	(211)	(116)	(5,879)

Ending balance, March 31, 2013	(96,073)	(228,651)	(7,129)	—	(56,921)	—	(13,634)	(14,131)	(6,595)	(423,134)

Net book value, March 31, 2013	$18,294	$21,836	$44,106	$256,382	$68,440	$23,802	$3,900	$9,339	$1,234	$447,333

As at March 31, 2012
	Gas contracts	Electricity contracts	Water heater contracts	Goodwill	Sales network and affinity relationships	Brand	Software	IT system development	Other	Total
Cost:
Opening balance - April 1, 2011	$248,828	$436,339	$23,164	$227,467	$80,561	$10,692	$9,540	$26,206	$9,006	$1,071,803
Acquisition of a subsidiary	—	39,533	—	26,740	42,359	13,034	215	—	—	121,881
Remove fully amortized assets	(1,842)	—	—	—	—	—	—	—	—	(1,842)
Adjustments to Additions	—	—	879	—	—	—	4,084	788	116	5,867
Exchange differences	3,759	3,981	—	592	158	(357)	83	544	248	9,008

Ending balance, March 31, 2012	250,745	479,853	24,043	254,799	123,078	23,369	13,922	27,538	9,370	1,206,717

Accumulated Amortization:
Opening balance - April 1, 2011	(144,568)	(248,673)	(2,813)	—	(14,770)	—	(6,616)	(9,931)	(4,213)	(431,584)
Remove fully amortized assets	1,842	—	—	—	—	—	—	—	—	1,842
Amortization charge for the year	(23,902)	(54,468)	(1,631)	—	(19,006)	—	(2,890)	(4,107)	(2,229)	(108,233)
Amortization in mark to market	(38,663)	(74,330)	—	—	—	—	—	—	—	(112,993)
Exchange differences	(2,856)	(2,668)	—	—	(508)	—	(22)	(157)	(129)	(6,340)

Ending balance, March 31, 2012	(208,147)	(380,139)	(4,444)	—	(34,284)	—	(9,528)	(14,195)	(6,571)	(657,308)

Net book value, March 31, 2012	$42,598	$99,714	$19,599	$254,799	$88,794	$23,369	$4,394	$13,343	$2,799	$549,409

24.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The capitalized internally developed costs relate to the development of new customer billing and analysis software solutions for the different energy markets of Just Energy. All research costs and development costs not eligible for capitalization have been expensed and are recognized in administrative expenses.

7.	RESTRICTED CASH

(i)	As part of the acquisition of Fulcrum Retail Holdings LLC (“Fulcrum”) described in Note 9, Just Energy was required to transfer $11,152 into a restricted cash account.

(ii)

Restricted cash relating to the debt assumed with the water heater contract purchase, Note 16(d), is required as a security to the lender. Annually NHS is able to withdraw set amount of cash from this account as the debt is repaid. Currently the balance in this account is $2,168.

8.	INVENTORY

The amount of inventory recognized as an expense during the year ended March 31, 2013, was $395 (2012—$181). There have been no write-downs of inventory. Inventory is made up of the following:

	2013	2012
Raw materials	$—	$1,220
Work in progress	—	775
Finished goods	6,073	7,993

	$6,073	$9,988

9.	ACQUISITIONS

(a)	Acquisition of Fulcrum Retail Holdings LLC

On October 3, 2011, Just Energy completed the acquisition of the 100% equity interest of Fulcrum with an effective date of October 1, 2011. The acquisition was funded by an issuance of $100 million in convertible debentures (Note 16(g)).

The consideration for the acquisition was US$79.4 million paid at the time of closing, subject to customary working capital adjustments. Just Energy paid US$7.3 million in connection with the preliminary working capital adjustment. Just Energy will also pay up to US$11.0 million in cash and issue up to 867,025 common shares (collectively, the “Earn-Out” amount) to the sellers 18 months following the closing date, provided that certain EBITDA and billed volume targets are satisfied by Fulcrum. On the Earn-Out amount, Just Energy will pay 4.006% interest on the cash portion and $1.86 per share issued at the end of the Earn-Out period. The $11.0 million is being held in a restricted cash account until the amount is finalized. The fair value of the contingent consideration at acquisition was estimated to be $18,327. Changes in the fair value of the contingent consideration are recorded in the consolidated statements of income (loss) as a change in fair value of derivative instruments. The earn-out period ended March 31, 2013, and the contingent consideration was valued at $NIL.

25.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The acquisition of Fulcrum was accounted for using the acquisition method of accounting. Just Energy allocated the purchase price to the identified assets acquired and liabilities assumed based on their fair values at the time of acquisition as follows:

Fair value recognized on acquisition
Current assets (including cash of $3,875)	$41,129
Property, plant and equipment	758
Software	215
Customer contracts and relationships	39,533
Affinity relationships	42,359
Brand	13,034
Contract initiation costs	156
Other	1,082

138,266

Current liabilities	(44,856)
Other liabilities – current	(12,430)
Other liabilities – long term	(3,768)
Deferred lease inducements	(322)
Long-term debt	(586)

(61,962)

Total identifiable net assets acquired	76,304
Goodwill arising on acquisition	26,833

Total consideration	$103,137

Cash paid, net of estimated working capital adjustment	$84,810
Contingent consideration (Earn-Out amount)	18,327

Total consideration	$103,137

The transaction costs related to the acquisition of Fulcrum were expensed in fiscal 2012. There were no changes made to the purchase price allocation during the year ended March 31, 2013, except to the non-controlling interest and to the working capital at acquisition. An offsetting net increase was recorded to goodwill. Goodwill of $26,833 comprises the value of expected ongoing synergies from the acquisition. None of the goodwill recognized is expected to be deductible for income tax purposes. Goodwill associated with the Fulcrum acquisition is part of the electricity marketing segment. The purchase price allocation has been finalized.

The fair value of the trade receivables amounted to $18,210 at the date of acquisition. The gross amount of trade receivables was $25,500.

The customer contracts and relationships and affinity relationships are amortized over their average remaining life at the time of acquisition. The electricity customer contracts and customer relationships are amortized over 42 months (3.5 years). The affinity relationships are amortized over eight years. The brand value is considered to be indefinite and, therefore, is not subject to amortization. Brand represents the value allocated to the market awareness of the operating names used to sell and promote its products.

26.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

If the combination had taken place at the beginning of the prior fiscal year, consolidated sales would have been $2,926,157, and the consolidated loss attributable to shareholders of Just Energy would have been $96,327 for the year ended March 31, 2012 (unaudited).

(b)	Acquisition of water heater contracts

During the year, the Company, through a wholly owned subsidiary, purchased 27,000 home services contracts. The consideration paid, assets acquired and debt assumed is as follows:

Assets acquired
Customer contracts	$27,192
Water heater and HVAC equipment	12,724
Cash reserve amounts	1,616

Assets acquired	41,532
Long-term debt assumed	(31,861)

Total cash consideration	$9,671

10.	DISCONTINUED OPERATIONS

In March 2013, Just Energy formally commenced the process to dispose of TGF. The business of TGF has been operating in an unpredictable product environment, making it difficult for management to derive real growth and profitability from the segment. In addition, it has been viewed as a non-core business. The disposal of TGF is due to be completed within the next 12 months. At March 31, 2013, TGF was classified as held for sale and as a discontinued operation.

27.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The results of TGF for the year are presented below:

	2013	2012
Sales	$107,145	$130,491
Cost of Sales (including amortization of $5,009 (2012 - $5,871))	98,943	112,659

Gross Margin	8,202	17,832

Expenses
Administrative expenses	7,389	8,229
Other operating expenses	2,023	1,337

	9,412	9,566

Operating profit (loss)	(1,210)	8,266
Finance costs	(6,111)	(6,485)
Change in fair value of derivative instruments	—	(135)
Other income	—	166
Impairment loss recognized on the remeasurement to estimated fair value less costs to sell	(64,729)	—

PROFIT (LOSS) FOR THE YEAR FROM DISCONTINUED OPERATIONS	$(72,050)	1,812

Earnings (loss) per share
Basic earnings (loss) per share from discontinued operations	$(0.51)	$0.01
Diluted earnings (loss) per share from discontinued operations	$(0.51)	$0.01

Tax assets and liabilities relating to TGF are as follows:

	2013	2012
Deferred tax assets not reflected in the current year:	$32,270	$17,467

Unrecognized losses and Investment Tax Credits (“ITCs”) available for carryforward are set to expire as follows:

	Tax losses	ITCs
2026	$11	$—
2027	2,366	—
2028	32,126	—
2029	12,231	—
2030 and thereafter	111,222	1,104

	$157,956	$1,104

In addition there are undeducted and unrecognized Scientific Research and Experimental Development Expenses of $24,420.

28.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The major classes of assets and liabilities of TGF classified as held for sale are as follows:

Assets	Notes	As at March 31, 2013
Non-current assets
Property plant and equipment		$63,289
Intangible assets		39
Current Assets
Inventory		7,666
Current trade and other receivables		5,215
Prepaid expenses and deposits		1,068
Cash and cash equivalents		162

ASSETS CLASSIFIED AS HELD FOR SALE		$77,439

Current liabilities
Bank indebtedness		$5,191
Trade and other payables		6,013
Deferred revenue		19
Debt	16	66,216

LIABILITIES DIRECTLY ASSOCIATED WITH ASSETS CLASSIFIED AS HELD FOR SALE		77,439

INVENTORY

The amount of inventory recognized as an expense during the year ended March 31, 2013, was $84,826 (2012—$95,082). There have been no write downs of inventory. The inventory is made up of the following:

	2013	2012
Raw materials	$2,509	$1,220
Work in progress	729	775
Finished goods	4,428	4,628

	$7,666	$6,623

29.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Following the classification as discontinued operations, an impairment loss of $64,729 was recognized to reduce the carrying amount of the assets in the disposal group to the fair value less costs to sell. This was recognized in discontinued operations in the statement of income (loss).

TGF has commitments for each of the next three years as follows:

COMMITMENTS

	Less than 1 year	1 to 3 years	Total
2013
Premises and equipment leasing	$595	$1,031	$1,626
Grain production contracts	5,768	—	5,768

	$6,363	$1,031	$7,394

2012
Premises and equipment leasing	$398	$67	$465
Grain production contracts	7,876	360	8,236

	$8,274	$427	$8,701

11.	INVESTMENTS

(i)

Just Energy has a 50% interest in Just Ventures LLC and Just Ventures L.P. (collectively “Just Ventures”), jointly controlled entities that are involved in the marketing of Just Energy products. The marketing efforts of Just Ventures are primarily Internet and telemarketing-based, which differs from Just Energy’s traditional sales channels.

Just Ventures is currently funded by its investors and all advances are recorded as additional capital contributions.

	2013	2012
Share of the associate’s revenue and loss:
Revenue eliminated on consolidation	$2,425	$335

Loss	$(7,457)	$(1,971)

Carrying amount of the investment	$—	$—

At any time subsequent to the second anniversary of the joint venture agreements, the other participant in the joint venture has the ability to sell part or all of its interest in Just Ventures (the “Put”). The amount is determined based on the fair value of the previous month’s billed customers. As at March 31, 2013, the Put was estimated to have a nominal value.

(ii)

On August 24, 2012, the Company issued a US$2,500 promissory note to its joint venture partner. The promissory note receivable matures on August 24, 2037, and bears interest at the annual federal rate established by the Internal Revenue Service.

(iii)

On August 10, 2012, Just Energy through a subsidiary acquired a 15% interest in ecobee, a private company that designs, manufactures and distributes smart thermostats, for an amount of $6,460. The Company intends to market these smart thermostats in all its core markets linking them to commodity and home service sales.

30.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

12.	FINANCIAL INSTRUMENTS

(a) Fair value

Fair value is the estimated amount that Just Energy would pay or receive to dispose of the supply contracts in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act. Management has estimated the value of electricity, unforced capacity, heat rates, heat rate options, renewable and gas swap and forward contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or are developed internally based on third party market data. These curves can be volatile thus leading to volatility in the mark to market with no impact to cash flows. Gas options have been valued using the Black option value model using the applicable market forward curves and the implied volatility from other market traded gas options.

Effective July 1, 2008, Just Energy ceased the utilization of hedge accounting. Accordingly, all the mark-to-market changes on Just Energy’s derivative instruments are recorded on a single line on the consolidated statements of income (loss). Due to the commodity volatility and size of Just Energy, the swings in mark to market on these positions will increase the volatility in Just Energy’s earnings.

31.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The following tables illustrate gains/(losses) related to Just Energy’s derivative financial instruments classified as held-for-trading and recorded on the condensed consolidated statements of financial position as other assets and other liabilities, with their offsetting values recorded in change in fair value of derivative instruments.

	Change in fair value of derivative instruments
	For the year ended March 31, 2013	For the year ended March 31, 2013	For the year ended March 31, 2012	For the year ended March 31, 2012
		(USD/GBP)		(USD)
Canada
Fixed-for-floating electricity swaps (i)	$112,441	n/a	$44,269	n/a
Renewable energy certificates (ii)	(99)	n/a	(60)	n/a
Verified emission-reduction credits (iii)	887	n/a	95	n/a
Options (iv)	573	n/a	(1,330)	n/a
Physical gas forward contracts (v)	167,518	n/a	52,114	n/a
Transportation forward contracts (vi)	8,065	n/a	(39)	n/a
Fixed financial swaps (vii)	11,826	n/a	(21,134)	n/a
United States
Fixed-for-floating electricity swaps (viii)	123,262	123,144	(77,879)	(76,155)
Physical electricity forward contracts (ix)	178,147	175,702	(41,463)	(41,192)
Unforced capacity forward contracts (x)	1,820	1,821	(3,455)	(3,535)
Unforced capacity physical contracts (xi)	10,874	10,817	(2,511)	(2,705)
Renewable energy certificates (xii)	1,188	1,155	1,494	1,563
Verified emission-reduction credits (xiii)	(419)	(432)	160	137
Options (xiv)	1,037	1,069	(1,611)	(1,580)
Physical gas forward contracts (xv)	30,328	30,244	16,525	16,618
Transportation forward contracts (xvi)	1,253	1,254	1,534	1,547
Heat rate swaps (xvii)	(6,667)	(7,083)	22,321	22,058
Fixed financial swaps (xviii)	92,584	92,396	(34,760)	(34,251)
United Kingdom
Physical power forward contracts (xx)	858	556	—	—
Foreign exchange forward contracts (xix)	(665)	n/a	(1,213)	n/a
Share swap	(15,915)	n/a	—	n/a
Amortization of deferred unrealized gains on discontinued hedges	31,924	n/a	69,162	n/a
Amortization of derivative financial instruments related to acquisitions	(52,722)	n/a	(112,993)	n/a
Prepayment option on long-term debt	400	—	—	—
Cash-out option on RSG plan	(414)	—	—	—
Change in fair value of contingent consideration	21,491	21,461	(5,436)	(4,025)

Change in fair value of derivative instruments	$719,575		$(96,210)

32.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated statements of financial position as at March 31, 2013:

	Other assets (current)	Other assets (non-current)	Other financial liabilities (current)	Other financial liabilities (non-current)
Canada
Fixed-for-floating electricity swaps (i)	$1,143	$125	$36,373	$32,861
Renewable energy certificates (ii)	165	41	278	274
Verified emission-reduction credits (iii)	48	32	41	—
Options (iv)	214	—	607	—
Physical gas forward contracts (v)	—	—	56,714	25,060
Transportation forward contracts (vi)	964	437	1,508	—
Fixed financial swaps (vii)	1,553	—	3,930	8,148
United States
Fixed-for-floating electricity swaps (viii)	1,489	1,296	6,586	5,663
Physical electricity forward contracts (ix)	10,223	16,401	2,804	51
Unforced capacity forward contracts (x)	456	—	2,134	289
Unforced capacity physical contracts (xi)	2,008	3,865	113	—
Renewable energy certificates (xii)	1,248	645	1,048	759
Verified emission-reduction credits (xiii)	12	41	527	579
Options (xiv)	—	—	302	67
Physical gas forward contracts (xv)	2	—	6,570	526
Transportation forward contracts (xvi)	6	—	49	51
Heat rate swaps (xvii)	10,228	7,885	—	—
Fixed financial swaps (xviii)	2,499	23	23,420	11,052
United Kingdom
Physical power forward contracts (xx)	747	114	—	—
Foreign exchange forward contracts (xix)	—	—	486	—
Share swap	—	—	15,915	—
Prepayment option on long-term debt		400	—	—
Cash-out option on RSG plan	—	—	414	—

As at March 31, 2013	$33,005	$31,305	$159,819	$85,380

33.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated statements of financial position as at March 31, 2012:

	Other assets (current)	Other assets (non-current)	Other financial liabilities (current)	Other financial liabilities (non-current)
Canada
Fixed-for floating electricity swaps (i)	$—	$—	$105,794	$74,614
Renewable energy certificates (ii)	154	49	158	292
Verified emission-reduction credits (iii)	—	—	387	462
Options (iv)	975	359	1,644	656
Physical gas forward contracts (v)	—	—	159,742	89,576
Transportation forward contracts (vi)	—	—	5,396	2,776
Fixed financial swaps (vii)	—	—	8,192	14,159
United States
Fixed-for-floating electricity swaps (viii)	—	11	90,698	41,425
Physical electricity forward contracts (ix)	—	—	121,213	30,674
Unforced capacity forward contracts (x)	5	—	1,664	2,086
Unforced capacity physical contracts (xi)	724	—	4,642	1,225
Renewable energy certificates (xii)	266	305	750	889
Verified emission-reduction credits (xiii)	42	80	304	420
Options (xiv)	73	—	601	349
Physical gas forward contracts (xv)	40	—	29,442	7,720
Transportation forward contracts (xvi)	34	—	1,137	241
Heat rate swaps (xvii)	10,307	14,511	—	—
Fixed financial swaps (xviii)	—	—	81,497	42,053
Foreign exchange forward contracts (xix)	179	—	—	—
Contingent consideration	—	—	22,783	—

As at March 31, 2012	$12,799	$15,315	$636,044	$309,617

34.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes financial instruments classified as held-for-trading as at March 31, 2013, to which Just Energy has committed:

	Contract type	Notional volume	Total remaining volume	Maturity date	Fixed price	Fair value favourable/ (unfavourable)	Notional value
	Canada
(i)	Fixed-for-floating electricity swaps *	0.0001-50 MWh	7,736,909 MWh	April 28, 2013 December 31, 2019	$16.75-$100.39	($67,966)	$388,184
(ii)	Renewable energy certificates	10-100,000 MWh	854,341 MWh	December 31, 2013 December 31, 2017	$3-$26	($346)	$5,103
(iii)	Verified emission- reduction credits	6,000-50,000 tonnes	406,000 tonnes	December 31, 2013 December 31, 2016	$6.25-$11.50	$39	$3,584
(iv)	Options	680-24,500 GJ/month	150,192 GJ	April 30, 2013 February 28, 2014	$7.56-$12.39	($393)	($1,247)
(v)	Physical gas forward contracts	10-5,076 GJ/day	36,863,270 GJ	April 30, 2013 June 30, 2017	$2.78-$10.00	($81,776)	$218,014
(vi)	Transportation forward contracts	74-23,200 GJ/day	27,304,604 GJ	April 8, 2013 August 31, 2015	$0.01-$3.39	($107)	$44,373
(vii)	Fixed financial swaps	7,750-217,000 GJ/month	55,570,000 GJ	April 30, 2013 December 31, 2018	$2.62-$5.20	($10,525)	$216,896

	United States
(viii)	Fixed-for-floating electricity swaps *	0.1-65 MWh	11,616,678 MWh	April 30, 2013 December 31, 2017	$24.75-$136.75 US$24.32-$134.36	($9,464) USD ($9,298)	$535,400 USD $526,037
(ix)	Physical electricity forwards	0.87-85 MWh	15,702,550 MWh	December 31, 2013 June 30, 2018	$25.25-$91.60 US$24.81-$90.00	$23,851 USD $23,434	$710,463 USD $698,038
(x)	Unforced capacity forward contracts	100-150 MWCap	64,000 MWCap	April 30, 2013 May 31, 2014	$60.57-$7,310.00 US$59.51-$7,182.16	($1,968) USD ($1,933)	$4,698 USD $4,616
(xi)	Unforced capacity physical contracts	5-210 MWCap	9,028 MWCap	April 30, 2013 May 31, 2016	$1,250-$14,000 US$1,228.14- $13,755.16	$5,761 USD $5,660	$62,318 USD $61,229
(xii)	Renewable energy certificates	10-110,000 MWh	3,045,826 MWh	May 31, 2013 December 31, 2017	$0.30-$215.00 US$0.29-$211.24	$86 USD $85	$23,838 USD $23,421
(xiii)	Verified emission- reduction credits	10,000-50,000 tonnes	420,000 tonnes	December 31, 2014 December 31, 2016	$4.75-$8.75 US$4.67-$8.60	($1,054) USD ($1,035)	$2,677 USD $2,631
(xiv)	Options	2,000-40,000 mmBTU/month	428,500 mmBTU	April 30, 2013 December 31, 2014	$4.14-$10.90 US$4.06-$10.71	($369) USD ($363)	$7 USD $7
(xv)	Physical gas forward contracts	10-12,000 mmBTU/month	3,452,132 mmBTU	April 1, 2013 October 31, 2016	$3.60-$11.88 US$3.53-$11.67	($7,095) USD ($6,971)	$22,033 USD $21,647
(xvi)	Transportation forward contracts	44-133,300 mmBTU/day	5,808,465 mmBTU	April 3, 2013 August 31, 2015	$0.00-$3.96 US$0.00-$3.89	($95) USD ($93)	$25,212 USD $24,771
(xvii)	Heat rate swaps	1-50 MWh	2,156,911 MWh	April 30, 2013 October 31, 2016	$27.89-$65.67 US$27.40-$64.52	$18,114 USD $17,797	$87,110 USD $85,586
(xviii)	Fixed financial swaps	930-365,800 mmBTU/month	33,772,728 mmBTU	April 30, 2013 May 31, 2017	$2.92-$7.65 US$2.86-$7.52	($32,023) USD ($31,463)	$179,760 USD $176,616
(xix)	Foreign exchange forward contracts	US$825,878- $4,000,000	n/a	April 1, 2013 January 2, 2014	$0.98-$1.03	($486) USD ($477)	$32,526 USD $31,957

	United Kingdom
(xx)	Physical electricity forwards	1-2 MWh	253,631 MWh	April 30, 2013 September 27, 2015	GBP 31.17-42.36	$860 GBP $556	$21,444 GBP $13,868

*

Some of the electricity fixed-for-floating contracts related to the Province of Alberta and the Province of Ontario are load-following, wherein the quantity of electricity contained in the supply contract “follows” the usage of customers designated by the supply contract. Notional volumes associated with these contracts are estimates and are subject to change with customer usage requirements. There are also load shaped fixed-for-floating contracts in these and the rest of Just Energy’s electricity markets wherein the quantity of electricity is established but varies throughout the term of the contracts.

35.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The estimated amortization of deferred gains and losses on the discontinued hedges reported in accumulated other comprehensive income that is expected to be amortized to the consolidated statements of income (loss) within the next 12 months is a gain of approximately $6,500.

These derivative financial instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the other assets balance recognized in the consolidated financial statements.

Share swap agreement

The Company has entered into a share swap agreement to manage the risks associated with its Company’s restricted share grant and deferred share grant plans. The value, on inception, of the 2,500,000 shares under this share swap agreement is approximately $33,803. Net monthly settlements received under the share swap agreement are recorded in other income. The Company marks to market the fair value of the share swap agreement and has included that value as other current financial liabilities on the statements of financial position. Changes in the fair value of the share swap agreement are recorded through the consolidated statements of income (loss) as a change in fair value of derivative instruments.

Fair value (“FV”) hierarchy

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted unadjusted market prices. Just Energy values its cash and cash equivalents, current trade and other receivables, unbilled revenues, bank indebtedness and trade and other payables under Level 1.

Level 2

Fair value measurements that require inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, inputs must be substantially observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy. For the natural gas supply contracts, Just Energy uses three different market observable curves: i) Commodity (predominately NYMEX), ii) Basis and iii) Foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves only extend 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3.

36.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments are changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the market risk section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

The following table illustrates the classification of financial assets (liabilities) in the FV hierarchy as at March 31, 2013:

	Level 1	Level 2	Level 3	Total
Financial assets
Cash and short-term deposits	$51,818	$—	$—	$51,818
Loans and receivables	455,763	—	—	455,763
Derivative financial assets	—	—	64,310	64,310
Financial liabilities
Derivative financial liabilities	—	(32,243)	(212,956)	(245,199)
Other financial liabilities	(301,820)	—	—	(301,820)

Total net derivative liabilities	$205,761	$(32,243)	$(148,646)	$24,872

The following table illustrates the classification of financial assets (liabilities) in the FV hierarchy as at March 31, 2012:

	Level 1	Level 2	Level 3	Total
Financial assets
Cash and short-term deposits	$65,419	$—	$—	$65,419
Loans and receivables	431,582	—	—	431,582
Derivative financial assets	—	—	28,114	28,114
Financial liabilities
Derivative financial liabilities	—	(98,193)	(847,468)	(945,661)
Other financial liabilities	(288,205)	—	—	(288,205)

Total net derivative liabilities	$208,796	$(98,193)	$(819,354)	$(708,751)

The following table illustrates the changes in net fair value of financial assets (liabilities) classified as Level 3 in the FV hierarchy for the years ended March 31:

	2013	2012
Balance, beginning of year	$(819,354)	$(743,488)
Total gains (losses)—Profit for the period	79,853	(376,121)
Purchases	49,885	(201,235)
Sales	(525)	41,547
Settlements	541,495	459,943
Transfer out of Level 3	—	—

Balance, end of year	$(148,646)	$(819,354)

37.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Classification of financial assets and liabilities

The following table represents the carrying amounts and fair values of financial assets and liabilities measured at amortized cost.

	Carrying amount	Fair value
As at March 31, 2013
Cash and cash equivalents	$38,498	$38,498
Restricted cash	13,320	13,320
Current trade and other receivables	315,551	315,551
Unbilled revenues	129,166	129,166
Non-current receivables	11,046	11,046
Other financial assets	64,310	64,310
Bank indebtedness, trade and other payables	301,820	301,820
Long-term debt	957,698	881,176
Other financial liabilities	245,199	245,199

	2013	2012
For the year ended March 31
Interest expense on financial liabilities not held-for-trading	$75,151	$54,450

As at March 31, 2013 and 2012, the carrying value of cash and cash equivalents, restricted cash, current trade and other receivables, unbilled revenues, bank indebtedness and trade and other payables approximates their fair value due to their short-term nature.

The carrying value of long-term debt approximates its fair value as the interest payable on outstanding amounts is at rates that vary with Bankers’ Acceptances, LIBOR, Canadian bank prime rate or U.S. prime rate, with the exception of the $90 million, $330 million and $100 million convertible debentures, which are fair valued, based on market value and the carrying value of the senior unsecured note which approximates fair value due to the limited time that has passed since its issuance.

(c)	Management of risks arising from financial instruments

The risks associated with Just Energy’s financial instruments are as follows:

(i) Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity. Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investments in U.S. operations.

38.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

A portion of Just Energy’s income is generated in U.S. dollars and is subject to currency fluctuations. The performance of the Canadian dollar relative to the U.S. dollar could positively or negatively affect Just Energy’s income. Due to its growing operations in the U.S., Just Energy expects to have a greater exposure to U.S. fluctuations in the future than in prior years. Just Energy has economically hedged between 0% and 50% of certain forecasted cross border cash flows that are expected to occur within the next 13 to 24 months. The level of hedging is dependent on the source of the cash flow and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results. Translation risk is not hedged.

With respect to translation exposure, if the Canadian dollar had been 5% stronger or weaker against the U.S. dollar for the year ended March 31, 2013, assuming that all the other variables had remained constant, profit for the period would have been $14,800 higher/lower and other comprehensive income would have been $6,000 lower/higher.

Interest rate risk

Just Energy is also exposed to interest rate fluctuations associated with its floating rate credit facility. Just Energy’s current exposure to interest rates does not economically warrant the use of derivative instruments. Just Energy’s exposure to interest rate risk is relatively immaterial and temporary in nature. Just Energy does not currently believe that this long-term debt exposes it to material financial risks but has set out parameters to actively manage this risk within its Risk Management Policy.

A 1% increase (decrease) in interest rates would have resulted in a decrease (increase) in income before income taxes for the year ended March 31, 2013, of approximately $337.

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its Risk Management Policy. This policy sets out a variety of limits, most importantly, thresholds for open positions in the gas and electricity portfolios which also feed a Value at Risk limit. Should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained. Just Energy’s exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix margins such that shareholder dividends can be appropriately established. Derivative instruments are generally transacted over the counter. The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flows of Just Energy. Just Energy mitigates the exposure for variances in customer requirements that are driven by changes in expected weather conditions, through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the severity of weather from normal.

Commodity price sensitivity – all derivative financial instruments

If all the energy prices associated with derivative financial instruments including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all the other variables had remained constant, income before income taxes for the year ended March 31, 2013 would have increased (decreased) by $209,580 ($207,468) primarily as a result of the change in fair value of Just Energy’s derivative instruments.

39.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Commodity price sensitivity – Level 3 derivative financial instruments

If the energy prices associated with only Level 3 derivative instruments including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all the other variables had remained constant, income before income taxes for the year ended March 31, 2013 would have increased (decreased) by $192,791 ($190,867) primarily as a result of the change in fair value of Just Energy’s derivative instruments.

(ii) Credit risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to another party. Just Energy is exposed to credit risk in two specific areas: customer credit risk and counterparty credit risk.

Customer credit risk

In Alberta, Texas, Illinois, British Columbia, Massachusetts, California, Michigan and Georgia, Just Energy has customer credit risk and, therefore, credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy. Management factors default from credit risk in its margin expectations for all the above markets.

The aging of the accounts receivable from the above markets was as follows:

	2013	2012
Current	$86,604	$69,738
1 – 30 days	33,944	15,530
31 – 60 days	7,893	5,681
61 – 90 days	4,340	2,905
Over 91 days	31,853	19,947

	$164,634	$113,801

Changes in the allowance for doubtful accounts were as follows:

	2013	2012
Balance, beginning of year	$34,926	$25,115
Allowance on acquired receivables	—	6,940
Provision for doubtful accounts	30,846	28,514
Bad debts written off	(23,120)	(29,215)
Other	(2,462)	3,572

Balance, end of year	$40,190	$34,926

40.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

In the remaining markets, the local distribution companies (“LDCs”), provide collection services and assume the risk of any bad debts owing from Just Energy’s customers for a fee. Management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal. There is no assurance that the LDCs that provide these services will continue to do so in the future.

Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the Risk Management Policy. Any exceptions to these limits require approval from the Board of Directors of JEGI. The Risk Department and Risk Committee monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure. However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

As at March 31, 2013, the maximum counterparty credit risk exposure amounted to $228,944, representing the risk relating to the Company’s derivative financial assets and accounts receivable.

(iii) Liquidity risk

Liquidity risk is the potential inability to meet financial obligations as they fall due. Just Energy manages this risk by monitoring detailed weekly cash flow forecasts covering a rolling six-week period, monthly cash forecasts for the next 12 months, and quarterly forecasts for the following two-year period to ensure adequate and efficient use of cash resources and credit facilities.

The following are the contractual maturities, excluding interest payments, reflecting undiscounted disbursements of Just Energy’s financial liabilities as at March 31, 2013:

		Contractual cash				More than 5
	Carrying amount	flows	Less than 1 year	1 to 3 years	4 to 5 years	years
Trade and other payables	$301,820	$301,820	$301,820	$—	$—	$—
Long-term debt*	957,698	1,014,227	162,474	189,801	403,946	258,006
Derivative instruments	245,199	2,549,866	1,372,855	993,719	182,020	1,272

	$1,504,717	$3,865,913	$1,837,149	$1,183,520	$585,966	$259,278

As at March 31, 2012:

		Contractual cash				More than 5
	Carrying amount	flows	Less than 1 year	1 to 3 years	4 to 5 years	years
Trade and other payables	$287,145	$287,145	$287,145	$—	$—	$—
Bank indebtedness	1,060	1,060	1,060	—	—	—
Long-term debt*	776,683	833,962	97,611	252,570	26,433	457,348
Derivative instruments	945,661	2,596,314	1,363,421	1,057,222	175,049	622

	$2,010,549	$3,718,481	$1,749,237	$1,309,792	$201,482	$457,970

*

Included in long-term debt are the $330,000, $100,000 and $90,000 relating to convertible debentures, which may be settled through the issuance of shares at the option of the holder or Just Energy upon maturity.

41.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

In addition to the amounts noted above, at March 31, 2013, the contractual net interest payments over the term of the long-term debt with scheduled repayment terms are as follows:

	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years
Interest payments	60,452	102,084	71,948	12,771

(iv) Supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfill their contractual obligations. Just Energy has discounted the fair value of its financial assets by $1,967 to accommodate for its counterparties’ risk of default.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME

For the year ended March 31, 2013

	Foreign currency translation adjustments	Cash flow hedges	Total
Balance, beginning of year	$31,419	$38,874	$70,293
Unrealized foreign currency translation adjustment	3,307	—	3,307
Amortization of deferred unrealized gain on discontinued hedges, net of income taxes of $5,550	—	(26,445)	(26,445)

Balance, end of year	$34,726	$12,429	$47,155

For the year ended March 31, 2012

	Foreign currency translation adjustments	Cash flow hedges	Total
Balance, beginning of year	$29,033	$94,886	$123,919
Unrealized foreign currency translation adjustment	2,386	—	2,386
Amortization of deferred unrealized gain on discontinued hedges, net of income taxes of $13,348	—	(56,012)	(56,012)

Balance, end of year	$31,419	$38,874	$70,293

42.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

14.	SHAREHOLDERS’ CAPITAL

Details of issued and outstanding shareholders’ capital as at March 31, 2013, with comparatives as at March 31, 2012, are as follows:

Issued and outstanding	2013		2012
	Shares	Amount	Shares	Amount
Balance, beginning of year	139,348,926	$993,181	136,963,726	$963,982
Share-based awards exercised	235,301	3,320	91,684	1,385
Dividend reinvestment plan (i)	2,444,284	21,574	2,377,616	28,413
Repurchase and cancellation of shares(ii)	—	—	(84,100)	(599)
Shares issued for cash	829	7	—	—

Balance, end of year	142,029,340	$1,018,082	139,348,926	$993,181

(i)	Dividend reinvestment plan

Under Just Energy’s dividend reinvestment plan (“DRIP”), Canadian shareholders holding a minimum of 100 common shares can elect to receive their dividends in common shares rather than cash at a 2% discount to the simple average closing price of the common shares for the five trading days preceding the applicable dividend payment date, providing that the common shares are issued from treasury and not purchased on the open market. The DRIP was suspended as of February 1, 2012, but re-instated as of September 30, 2012. Effective May 1, 2013, U.S. shareholders can also participate in the DRIP.

(ii)	Repurchase and cancellation of shares

During the 12-month period of December 16, 2011 to December 15, 2012, Just Energy had approval to make a normal course issuer bid (“NCIB”) to purchase up to 13,200,917 common shares. Just Energy purchased and cancelled 84,100 common shares for cash consideration of $955. The average book value of $599 was recorded as a reduction to share capital and the remaining loss of $356 was allocated to accumulated deficit. No additional shares were purchased for cancellation during the current fiscal year.

During the 12 month period commencing February 14, 2013 and ending February 13, 2014, Just Energy had approval to make a NCIB to purchase up to 10,000,000 common shares. Just Energy commenced another NCIB on February 22, 2013 with an expiration of February 21, 2014 for the 6% convertible extendible unsecured subordinated debentures due June 30, 2017 (the “6% $330 million debentures”); and the 5.75% convertible unsecured subordinated debentures due September 30, 2018 (the “5.75 $100 million debentures”). Under the NCIB, Just Energy may purchase such convertible debentures, up to $33,000 of the 6% convertible extendible unsecured subordinated debentures and $10,000 of the “5.75 $100 million debentures.

43.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

15.	SHARE-BASED COMPENSATION PLANS

(a) Stock option plan

Just Energy may grant awards under its 2010 share option plan (formerly the 2001 Unit Option Plan) to directors, officers, full-time employees and service providers (non-employees) of Just Energy and its subsidiaries and affiliates. In accordance with the share option plan, Just Energy may grant options to a maximum of 11,300,000 shares. As at March 31, 2013, there were 814,166 options still available for grant under the plan. Of the options issued, 500,000 options remain outstanding at year-end. The exercise price of the share options equals the closing market price of the Company’s shares on the last business day preceding the grant date. The share options vest over periods ranging from three to five years from the grant date and expire after five or ten years from the grant date.

A summary of the changes in Just Energy’s option plan during the year and status as at March 31, 2013, is outlined below.

	Outstanding options	Range of exercise prices	Weighted average exercise price[1]
Balance, beginning of year	50,000	$15.09	$15.09
Forfeited/cancelled	(50,000)	$15.09	$15.09
Granted	500,000	$7.88	$7.88

Balance, end of year	500,000	$7.88	$7.88

1	The weighted average exercise price is calculated by dividing the exercise price of options granted by the number of options granted.

2013

	Options outstanding			Options exercisable
	Number outstanding	Weighted average remaining contractual life (yrs)	Weighted average exercise price	Number exercisable	Weighted average exercise price
Exercise price $7.88	500,000	10	$7.88	100,000	$7.88

2012

	Options outstanding			Options exercisable
	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
Exercise prices $15.09	50,000	0.25	$15.09	50,000	$15.09

44.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Options available for grant	Year ended March 31, 2013	Year ended March 31, 2012
Balance, beginning of year	1,264,166	1,179,166
Add: Cancelled/forfeited during the year	50,000	85,000
Less: Granted	(500,000)	—

Balance, end of year	814,166	1,264,166

The Company uses a binomial option pricing model to estimate the fair value of options granted. The binomial model was chosen because of the fair value of options granted. The binomial model was chosen because of the yield associated with the Company’s shares.

The fair value of options issued during the year was determined using the following weighted average assumptions: (i) risk-free interest rate of 18%; expected volatility of 30%; expected life of 10 years and an expected dividend yield of 13%. The weighted average grant date fair value of options was $0.67.

(b) Restricted share grants

Just Energy grants awards under the 2010 Restricted Share Grants Plan (formerly the 2004 unit appreciation rights, “UARs”) in the form of fully paid restricted share grants (“RSGs”) to senior officers, employees and service providers of its subsidiaries and affiliates. As at March 31, 2013, there were 708,676 RSGs (2012—1,454,181) still available for grant under the plan. Of the RSGs issued, 3,561,681 remain outstanding at March 31, 2013 (2012—3,024,023). Except as otherwise provided, (i) the RSGs vest from one to five years from the grant date providing, in most cases, on the applicable vesting date the RSG grantee continues as a senior officer, employee or service provider of Just Energy or any affiliate thereof; (ii) the RSGs expire no later than ten years from the grant date; (iii) a holder of RSGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, the holder of an RSG may exchange one RSG for one common share.

RSGs available for grant	2013	2012
Balance, beginning of year	1,454,181	1,858,394
Less: Granted during the year	(763,604)	(823,536)
Add: Cancelled/forfeited during the year	18,099	419,323

Balance, end of year	708,676	1,454,181

On May 16, 2013, the board of directors approved 554,413 RSGs for grant with an effective date of March 31, 2013.

(c) Deferred share grants

Just Energy grants awards under its 2010 Directors’ Compensation Plan (formerly the 2004 Directors’ deferred unit grants, “DUGs”) to all independent directors on the basis that each director is required to annually receive $15 of their compensation entitlement in deferred share grants (“DSGs”) and/or common shares and may elect to receive all or any portion of the balance of their annual compensation in DSGs and/or common shares. The

45.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

holders of DSGs and/or common shares are also granted additional DSGs/common shares on a monthly basis equal to the monthly dividends paid to the shareholders of Just Energy. The DSGs vest on the earlier of the date of the director’s resignation or three years following the date of grant and expire ten years following the date of grant. As at March 31, 2013, there were 25,006 DSGs (2012—54,638) available for grant under the plan. Of the DSGs issued, 160,661 DSGs remain outstanding at March 31, 2013.

DSGs available for grant	2013	2012
Balance, beginning of year	54,638	84,118
Less: Granted during the year	(29,632)	(29,480)

Balance, end of year	25,006	54,638

16.	LONG-TERM DEBT AND FINANCING

	March 31, 2013	March 31, 2012
Credit facility (a)	$110,121	$98,455
Less: debt issue costs (a)	(427)	(1,196)
$105 million senior unsecured note (b)	105,000	—
Less: debt issue costs (b)	(7,335)	—
TGF credit facility (c)(i)	28,571	32,046
TGF debentures (c)(ii)	37,645	35,818
NHS financing (d)	257,427	147,220
$90 million convertible debentures (e)	87,610	86,101
$330 million convertible debentures (f)	297,928	291,937
$100 million convertible debentures (g)	87,579	85,879
HES financing (h)
Credit facility	11,431	—
Construction loan	9,776	—
Less: debt issue costs	(1,884)	—
Capital leases (i)	472	423

	1,023,914	776,683
Less: transfer of discontinued operations	(66,216)	—
Less: current portion	(162,474)	(97,611)

	$795,224	$679,072

46.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Future annual minimum repayments are as follows:

	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years	Total
Credit facility (a)	$110,121	$—	$—	$—	$110,121
$105 million senior unsecured note (b)	—	—	—	105,000	105,000
NHS financing (d)	42,282	88,193	73,946	53,006	257,427
$90 million convertible debentures (e)	—	90,000	—	—	90,000
$330 million convertible debentures (f)	—	—	330,000	—	330,000
$100 million convertible debentures (g)	—	—	—	100,000	100,000
HES financing—Credit facility (h)	—	11,431	—	—	11,431
HES financing—Construction loan (h)	9,776	—	—	—	9,776
Capital leases (i)	295	177	—	—	472

	$162,474	$189,801	$403,946	$258,006	$1,014,227

The following table details the finance costs for the year ended March 31. Interest is expensed at the effective interest rate.

	2013	2012
Credit facility (a)	$14,725	$8,749
$105 million senior unsecured note (b)	2,950	—
NHS financing (d)	15,846	10,011
$90 million convertible debentures (e)	6,910	6,795
$330 million convertible debentures (f)	25,792	25,298
$100 million convertible debentures (g)	7,450	3,832
HES financing (h)	1,134	—
Capital lease interest (i)	43	32
Unwinding of discount on provisions	301	(267)

	$75,151	$54,450

(a)

As at March 31, 2013, Just Energy has a $370 million credit facility to meet working capital requirements. The syndicate of lenders includes Canadian Imperial Bank of Commerce, Royal Bank of Canada, National Bank of Canada, Société Générale, The Bank of Nova Scotia, The Toronto-Dominion Bank and Alberta Treasury Branches. The term of the facility expires on December 31, 2013.

Interest is payable on outstanding loans at rates that vary with Bankers’ Acceptance rates, LIBOR, Canadian bank prime rate or U.S. prime rate. Under the terms of the operating credit facility, Just Energy is able to make use of Bankers’ Acceptances and LIBOR advances at stamping fees that vary between 2.88% and 4.00%. Prime rate advances are at rates of interest that vary between bank prime plus 1.88% and 3.00% and letters of credit are at rates that vary between 2.88% and 4.00%. Interest rates are adjusted quarterly based on certain financial performance indicators.

As at March 31, 2013, the Canadian prime rate was 3.0% and the U.S. prime rate was 3.25%. As at March 31, 2013, Just Energy had drawn $110,121 (March 31, 2012—$98,455) against the facility and total letters of credit outstanding amounted to $115,466 (March 31, 2012—$121,054). As at March 31, 2013, unamortized debt issue costs relating to the facility are $427 (March 31, 2012—$1,196). As at March 31, 2013, Just Energy has

47.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

$144,413 of the facility remaining for future working capital and security requirements. Just Energy’s obligations under the credit facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, among others, NHS, HES and TGF. Just Energy is required to meet a number of financial covenants under the credit facility agreement. During the first and second quarters of this fiscal year, the credit facility agreement was amended pursuant to which certain financial and other covenants were renegotiated to accommodate the growth of the business. As at March 31, 2013, all of these covenants had been met.

(b)

On December 12, 2012, the Company issued $105,000 in senior unsecured notes (“$105,000 senior unsecured note”) bearing interest at 9.75% and maturing in June 2018. Just Energy incurred costs of approximately $7,428 and has recorded these as a debt issuance cost. These costs will be charged to operations as finance costs over the term of the debt. The $105,000 senior unsecured note is subject to certain financial and other covenants. As at March 31, 2013, all of these covenants have been met.

In conjunction with the covenant requirements associated with the issuance of the senior unsecured note, the following represents select financial disclosure for the “Restricted Subsidiaries” as defined within the Note Indenture, which generally excludes NHS, TGF, HES, Momentis and the UK operations.

	Fiscal 2013	Three months ended March 31, 2013
Sales	$2,783,258	$847,178
Gross margin	465,684	140,959
Finance costs	168,054	51,408
Profit for the period	543,800	173,329
Non-cash financing costs	10,519	3,116
Intercompany interest charges	109,900	35,506
Share-based compensation	10,041	2,494
Income tax paid	3,241	5,138
Dividends paid from unrestricted subsidiaries	17,852	8,400

(c)	The debt obligations of TGF, have been reclassified to liabilities relating to assets held for sale and currently comprise the following separate facilities:

(i)	TGF credit facility

A credit facility of up to $50,000 was established with a syndicate of Canadian lenders led by Conexus Credit Union and was arranged to finance the construction of the ethanol plant in 2007. The facility represents a fixed repayment term of ten years, commencing March 1, 2009, which includes interest costs at a rate of prime plus 3% with principal repayments commencing on March 1, 2010. The credit facility is secured by a demand debenture agreement, a first priority security interest on all assets and undertakings of TGF, a mortgage on title to the land owned by TGF and a general security interest on all other current and acquired assets of TGF. The credit facility includes certain financial covenants, the most significant of which relate to current ratio, debt to equity ratio, debt service coverage and minimum shareholders’

48.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

capital. As at March 31, 2013, the amount owing under this facility amounted to $28,571. Pursuant to a forbearance agreement dated as of December 31, 2012, the lenders have agreed that TGF shall not be required to make any principal payments until May 31, 2013. The lenders have no recourse to the Company or any other Just Energy entity.

(ii)	TGF debentures

A debenture purchase agreement with a number of private parties providing for the issuance of up to $40,000 aggregate principal amount of debentures was entered into in 2006. On April 1, 2011, the interest rate was increased to 12%. The agreement includes certain financial covenants, the more significant of which relate to current ratio, debt to capitalization ratio, debt service coverage, debt to EBITDA and minimum shareholders’ equity. The maturity date has been extended to May 15, 2014, with a call right any time after April 1, 2013. On March 31, 2012, TGF agreed with the debenture holders to increase the quarterly blended principal and interest payments to $1,186 and to amend the financial covenants for fiscal 2013 to be more in line with the expected financial results of TGF for the year. TGF also agreed to make an additional debt repayment after March 31, 2013 if the cash flow from operations exceeds $500 for fiscal 2013, provided that this type of payment will not create a non-compliance issue for the Company under the TGF credit facility. The debenture holders have no recourse to the Company or any other Just Energy entity. Pursuant to a waiver and forbearance agreement made as of December 31, 2012, the debenture holders have agreed to waive any principal and interest payments to and including July 1, 2013. As at March 31, 2013, the amount owing under this debenture agreement amounted to $37,645.

(iii)

TGF has a working capital operating line of $7,000 bearing interest at a rate of prime plus 2%. In addition to the amount shown on the consolidated statements of financial position as bank indebtedness, TGF has total letters of credit issued of $250.

(d)

NHS entered into a long-term financing agreement for the funding of new and existing rental water heater and HVAC contracts. Pursuant to the agreement, NHS receives financing of an amount equal to the present value of the five, seven or ten years of monthly rental income, discounted at the agreed upon financing rate of 7.25% to 7.99%, and as settlement, is required to remit an amount equivalent to the rental stream from customers on the water heater, furnace and air conditioner contracts for the five, seven or ten years. As security for performance of the obligation, NHS has provided security over the water heaters, HVAC equipment and rental contracts, subject to the financing rental agreement, as collateral.

The financing agreement is subject to a holdback provision, of 3-5%. Once all obligations of NHS are satisfied or expired, the remaining funds in the holdback account will immediately be released to NHS.

With the acquisition of the customer contracts disclosed in Note 9, NHS also assumed debt related to the original funding of contracts. Per the agreement, customer payments flow directly to a restricted bank account which is swept monthly in order to pay the current outstanding debt of $30,757. The debt bears interest at 7.5% to 11%, is secured by the underlying assets and will be satisfied in August of 2022.

NHS has $257,427 owing under these agreements, including $10,635 relating to the holdback provision, recorded in non-current receivables and $2,168 in restricted cash as at March 31, 2013. NHS is required to meet a number of non-financial covenants under the agreement. As at March 31, 2013, all of these covenants had been met.

49.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(e)

In conjunction with an acquisition, the Company also acquired the obligations of the convertible unsecured subordinated debentures (the “$90 million convertible debentures”) issued in October 2007. The fair value of the $90 million convertible debentures was estimated by discounting the remaining contractual payments at the time of acquisition. This discount will be accreted using an effective interest rate of 8%. These instruments have a face value of $90,000 and mature on September 30, 2014, unless converted prior to that date, and bear interest at an annual rate of 6% payable semi-annually on March 31 and September 30 of each year. Each $1,000 principal amount of the $90 million convertible debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 38.64 common shares, representing a conversion price of $25.88 per common share as at March 31, 2013. Pursuant to the $90 million convertible debentures, if the Company fixes a record date for the payment of a dividend, the conversion price shall be adjusted in accordance therewith. During the year ended March 31, 2013, interest expense amounted to $6,910.

On and after September 30, 2012, but prior to the maturity date, the $90 million convertible debentures are redeemable, in whole or in part, at a price equal to the principal amount thereof, plus accrued and unpaid interest, at Just Energy’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.

The Company may, at its option, on not more than 60 days’ and not less than 30 days’ prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $90 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $90 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

(f)

In order to fund an acquisition in May 2010, Just Energy issued $330 million of convertible extendible unsecured subordinated debentures (the “$330 million convertible debentures”). The $330 million convertible debentures bear interest at a rate of 6.0% per annum payable semi-annually in arrears on June 30 and December 31, with a maturity date of June 30, 2017. Each $1,000 principal amount of the $330 million convertible debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 55.6 common shares of the Company, representing a conversion price of $18 per share. During the year ended March 31, 2013, interest expense amounted to $25,792. The $330 million convertible debentures are not redeemable prior to June 30, 2013, except under certain conditions after a change of control has occurred. On or after June 30, 2013, but prior to June 30, 2015, the $330 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price (as defined herein) on the date on which notice of redemption is given is not less than 125% of the conversion price ($22.50). On and after June 30, 2015, and prior to maturity, the $330 million convertible debentures may be redeemed by Just Energy, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.

The Company may, at its own option, on not more than 60 days’ and not less than 40 days’ prior notice, subject to applicable regulatory approval and provided that no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $330 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $330 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

50.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The conversion feature of the $330 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $33,914. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred tax liability of $15,728 and reduced the value of the equity component of convertible debentures by this amount. The remainder of the net proceeds of the $330 million convertible debentures has been recorded as long-term debt, which will be accreted up to the face value of $330,000 over the term of the $330 million convertible debentures using an effective interest rate of 8.8%. If the $330 million convertible debentures are converted into common shares, the value of the Conversion will be reclassified to share capital along with the principal amount converted.

(g)

On September 22, 2011, Just Energy issued $100 million of convertible unsecured subordinated debentures (the “$100 million convertible debentures”) which was used to purchase Fulcrum. The $100 million convertible debentures bear interest at an annual rate of 5.75%, payable semi-annually on March 31 and September 30 in each year commencing March 31, 2012, and have a maturity date of September 30, 2018. Each $1,000 principal amount of the $100 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 56.0 common shares of Just Energy, representing a conversion price of $17.85. The $100 million convertible debentures are not redeemable at the option of the Company on or before September 30, 2014. After September 30, 2014, and prior to September 30, 2016, the $100 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares is at least 125% of the conversion price. On or after September 30, 2016, the $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The Company may, at its option, on not more than 60 days’ and not less than 30 days’ prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $100 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $100 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

The conversion feature of the $100 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $10,188. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred tax liability of $2,579 and reduced the equity component of the convertible debenture by this amount. The remainder of the net proceeds of the $100 million convertible debentures has been recorded as long-term debt, which will be accreted up to the face value of $100,000 over the term of the $100 million convertible debentures using an effective interest rate of 8.6%. If the $100 million convertible debentures are converted into common shares, the value of the Conversion will be reclassified to share capital along with the principal amount converted. During the year ended March 31, 2013, interest expense amounted to $7,450.

(h)

Effective August 1, 2012, HES through a subsidiary, entered into a US$30 million financing agreement to assist with the construction of certain solar projects. The credit facility matures August 1, 2014 with no prepayment permitted, bearing interest, and payable quarterly, at U.S. prime plus 6.9% or Eurodollar rate plus 7.9%.

51.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

As at March 31, 2013, HES had drawn $11,431 and had unamortized debt issue costs relating to the facility of $1,884. HES is required to meet a number of financial and other covenants under this facility. As at March 31, 2013, all of these covenants had been met.

HES, through a subsidiary, has entered into an arrangement providing access to a construction loan for up to approximately $12,000 to fund certain specified projects. As at March 31, 2013, $9,776 has been advanced under this loan and had unamortized debt issue costs of $850. The construction loan bears interest at 10% and is due upon completion of certain solar projects. Upon completion of the solar projects, the construction loan will be settled from the proceeds of a term loan to be received from the same counterparty and an investment from an institutional investor. The term loan for approximately $6,500 will bear interest at 8% and mature in six years. The investment will be for approximately $7,000 and will provide the institutional investor with a significant portion of the tax incentives generated by the projects funded. This arrangement is subject to certain financial covenants and warranties, all of which have been met as at March 31, 2013. As at March 31, 2013, approximately $1,115 net of costs, have been received and is included in non-controlling interest as an investment from the minority shareholder.

(i)

The Company, through its subsidiaries, leases certain computer and office equipment and software. These financing arrangements bear interest at rates ranging from 0% to 29% and mature between April 20, 2013 and January 31, 2015.

17.	INCOME TAXES

(a) Tax expense

	2013	2012
Tax recognized in profit or loss	$2,061	$662

Current tax expense	2,061	662

Deferred tax expense
Origination and reversal of temporary differences	$225,297	$(49,363)
Expense (benefit) arising from a previously unrecognized tax loss or temporary difference	(140,973)	86,228

Deferred tax expense	84,324	36,865

Provision for income tax	$86,385	$37,527

52.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(b) Reconciliation of the effective tax rate

The provision for income taxes represents an effective rate different than the Canadian corporate statutory rate of 26.50% (2012 - 27.5%). The differences are as follows:

	2013	2012
Income (loss) before income taxes from continuing operations	$688,090	$(90,928)
Combined statutory Canadian federal and provincial income tax rate	26.50%	27.75%

Income tax expense (recovery) based on statutory rate	182,344	(25,233)
Increase (decrease) in income taxes resulting from
Cost (benefit) of mark to market loss and other temporary differences not recognized	(140,973)	86,228
Variance between combined Canadian tax rate and the tax rate applicable to U.S. earnings	44,749	(23,342)
Other permanent items	265	(126)

Total income tax expense	$86,385	$37,527

(c) Recognized deferred tax assets and liabilities

Recognized deferred tax assets and liabilities are attributed to the following:

	2013	2012
Mark to market losses on derivative instruments	$46,107	$113,907
Tax losses and excess of tax basis over book basis	9,480	17,697
Partnership loss deferred for tax purposes	1,319

Total deferred tax asset	56,906	131,604
Offset of deferred taxes	(32,258)	(57,754)

Net deferred tax asset	$24,648	$73,850

Partnership income deferred for tax purposes	$(16,579)	$(35,459)
Excess of book basis over tax basis on customer contracts	(4,707)	(12,604)
Mark to market gains on derivative instruments	(146)	(85)
Excess of book basis over tax basis on other assets	(31,740)	(2,075)
Convertible debentures	(10,203)	(9,056)

Total deferred tax liability	(63,375)	(59,279)
Offset of deferred taxes	32,258	57,754

Net deferred tax liability	$(31,117)	$(1,525)

53.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

(d) Movement in deferred tax balances

	Balance April 1, 2012	Recognized in profit or loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2013
Partnership income deferred for tax	$(35,459)	$20,200	$—	$—	$—	$(15,259)
Excess of book over tax—customer contracts	(17,763)	7,917	—	—	—	(9,846)
Excess of book over tax on other assets	20,776	(38,038)	—	136	—	(17,126)
Mark to market gains (losses) on derivative instruments	113,827	(73,256)	—	5,414	(20)	45,965
Convertible debentures	(9,056)	(1,147)	—	—	—	(10,203)

	$72,325	$(84,324)	$—	$5,550	$(20)	$(6,469)

	Balance April 1, 2011	Recognized in profit or loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2012
Partnership income deferred for tax	$(14,046)	$(21,413)	$—	$—	$—	$(35,459)
Excess of book over tax—customer contracts	(49,141)	31,378	—	—	—	(17,763)
Excess of book over tax on other assets	36,875	(16,486)	—	387	—	20,776
Mark to market (losses) gains on derivative instruments	132,888	(31,577)	—	12,961	(445)	113,827
Convertible debentures	(7,710)	1,233	(2,579)	—	—	(9,056)

	$98,866	$(36,865)	$(2,579)	$13,348	$(445)	$72,325

(e) Unrecognized deferred tax assets

Deferred tax assets not reflected as at March 31, 2013 and 2012, are as follows:

	2013	2012
Losses available for carryforward	$670	$1,201
Mark to market on losses on derivative instruments	3,434	124,531
Excess of book over tax basis	3,371	7,889
Excess of book over tax—customer contracts	$17,773	$3,210

Losses available for carryforward (recognized and unrecognized) are set to expire as follows:

2013
2028	$2,202
2029	6,114
After 2030 and thereafter	55,286

Total	$63,602

54.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

18.	PROVISIONS

	2013	2012
Cost
Balance, beginning of year	$6,294	$7,250
Provisions made during the year	1,055	663
Provisions reversed and used during the year	(908)	(1,506)
Unwinding of discount	301	(269)
Foreign exchange impact	94	156

Balance, end of year	$6,836	$6,294

Current	3,063	3,226
Non-current	3,773	3,068

	$6,836	$6,294

Legal issues

The provision for legal issues shown above includes the expected cash outflows from major claims and for several smaller litigation matters. Just Energy’s subsidiaries are party to a number of legal proceedings. Just Energy believes that each proceeding constitutes a routine legal matter incidental to the business conducted by Just Energy and that the ultimate disposition of the proceedings will not have a material adverse effect on its consolidated income, cash flows or financial position.

In addition to the routine legal proceedings of Just Energy, the State of California has filed a number of complaints to the Federal Energy Regulatory Commission (“FERC”) against many suppliers of electricity, including Commerce Energy Inc. (“CEI”), a subsidiary of Just Energy, with respect to events stemming from the 2001 energy crisis in California. Pursuant to the complaints, the State of California is challenging the FERC’s enforcement of its market-based rate system. Although CEI did not own generation facilities, the State of California is claiming that CEI was unjustly enriched by the run-up in charges caused by the alleged market manipulation of other market participants. On March 18, 2010, the Administrative Law Judge in the matter granted a motion to strike the claim for all parties in one of the complaints, holding that California did not prove that the reporting errors masked the accumulation of market power. California has appealed the decision. On June 13, 2012, FERC denied the plaintiff’s request for a rehearing, affirming its initial decision. The California party still has the ability to appeal to the United States Courts for the Ninth Circuit. CEI continues to vigorously contest this matter, which is not expected to have a material impact on the financial condition of the Company.

On December 17, 2012, NHS was served with a statement of claim from the Ontario Superior Court Justice by Reliance Comfort Limited Partnership (“Reliance”) seeking damages in the amount of $60 million and related declaratory and injunctive relief, based on allegations that NHS engaged in unfair trade practices and misleading representations in its marketing and sale of water heaters. NHS believes the action is without merit and is an attempt by Reliance to deflect attention from allegations of anti-competitive conduct made against Reliance by the Commissioner of Competition. Following a formal investigation, on December 20, 2012, the Commissioner of Competition brought applications against Reliance Home Comfort and Direct Energy alleging that each company was abusing its dominant position through conduct that intentionally suppresses competition and restricts consumer choice. NHS will vigorously defend itself against the action and has counterclaimed for $60 million in damages for claims of misleading advertising, breaches of the Competition Act, breaches of the Consumer Protection Act and defamation.

55.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

19.	OTHER INCOME, EXPENSES AND ADJUSTMENTS

(a) Other operating expenses

	2013	2012
Amortization of gas contracts	$12,627	$23,902
Amortization of electricity contracts	37,782	54,468
Amortization of acquired water heater and HVAC contracts	2,685	1,631
Amortization of other intangible assets	33,235	28,189
Amortization of property, plant and equipment	4,426	4,553
Bad debt expense	30,850	28,514
Transaction costs	—	1,101
Share-based compensation	11,952	10,662

	$133,557	$153,020

(b) Amortization and cost of inventories included in cost of sales in the consolidated statements of income (loss)

	2013	2012
Amortization	$10,615	$6,769
Direct energy costs and other	2,345,481	2,148,352

	$2,356,096	$2,155,121

(c) Included in change in fair value of derivative instruments

	2013	2012
Amortization of gas contracts	$11,695	$38,663
Amortization of electricity contracts	$41,027	$74,330

(d) Employee benefits expense

	2013	2012
Wages, salaries and commissions	$223,339	$186,122
Benefits	18,134	20,631

	$241,473	$206,753

56.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

20.	REPORTABLE BUSINESS SEGMENTS

Just Energy operates in the following reportable segments: gas marketing, electricity marketing, ethanol, home services and other. Other represents HES and Momentis. Reporting by products and services is in line with Just Energy’s performance measurement parameters.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements. Just Energy is not considered to have any key customers.

For the year ended March 31, 2013

	Gas marketing	Electricity marketing	Ethanol	Home services	Other	Consolidated
Sales	$745,075	$2,062,009	$—	$53,531	$21,349	$2,881,964
Gross margin	125,774	340,895	—	41,937	17,262	525,868
Amortization of property, plant and equipment	854	3,333	—	223	16	4,426
Amortization of intangible assets	19,047	64,569	—	2,699	14	86,329
Administrative expenses	33,123	78,191	—	19,197	8,344	138,855
Selling and marketing expenses	44,724	128,059	—	5,171	30,075	208,029
Other operating expenses	4,430	36,416	—	1,404	552	42,802

Operating profit (loss) for the year	$23,596	$30,327	$—	$13,243	$(21,739)	$45,427
Finance costs	(13,723)	(44,431)	—	(15,846)	(1,151)	(75,151)
Change in fair value of derivative instruments	334,824	384,926	—	(175)	—	719,575
Proportionate share of loss from joint venture	(1,763)	(5,694)	—	—	—	(7,457)
Other income (loss)	(591)	4,238	—	—	2,049	5,696
Provision for income taxes	13,103	42,146	—	31,023	113	86,385

Profit (loss) from continuing operations	$329,240	$327,220	$—	$(33,801)	$(20,954)	$601,705
Discontinued operations	—	—	(72,050)	—	—	(72,050)

Profit for the year	$329,240	$327,220	$(72,050)	$(33,801)	$(20,954)	$529,655

Capital expenditures	$1,098	$3,294	$—	$46,784	$63,637	$114,813

Total goodwill	$127,312	$128,787	$—	$283	$—	$256,382

Total assets	$320,797	$756,032	$77,439	$267,293	$107,381	$1,528,942

Total liabilities	$407,383	$854,216	$77,439	$294,523	$34,438	$1,667,999

57.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

For the year ended March 31, 2012

	Gas marketing	Electricity marketing	Ethanol	Home services	Other	Consolidated
Sales	$883,057	$1,719,853	$—	$35,642	$16,226	$2,654,778
Gross margin	140,140	316,232	—	27,979	15,306	499,657
Amortization of property, plant and equipment	1,119	3,242	—	168	24	4,553
Amortization of intangible assets	31,230	75,323	—	1,631	6	108,190
Administrative expenses	30,822	66,263	—	12,901	4,182	114,168
Selling and marketing expenses	34,546	101,236	—	4,188	37,332	177,302
Other operating expenses	7,551	31,078	—	1,432	216	40,277

Operating profit (loss) for the year	$34,872	$39,090	—	$7,659	$(26,454)	$55,167
Finance costs	(12,657)	(31,769)	—	(10,018)	(6)	(54,450)
Change in fair value of derivative instruments	31,132	(125,966)	—	(1,376)	—	(96,210)
Proportionate share of loss from joint venture	(565)	(1,406)	—	—	—	(1,971)
Other income (loss)	(7,038)	12,722	—	—	852	6,536
Provision for (recovery of) income taxes	10,236	27,292	—	—	(1)	37,527

Profit (loss) for the year from continuing operations	$35,508	$(134,621)	—	$(3,735)	$(25,607)	$(128,455)
Discontinued operations	—	—	1,812	—	—	1,812

Profit (loss) for the year	$35,508	$(134,621)	$1,812	$(3,735)	$(25,607)	$(126,643)

Capital expenditures	$966	$1,874	$250	$35,685	$36,054	$74,829

Total goodwill	$127,055	$127,461	$—	$283	$—	$254,799

Total assets	$350,915	$904,504	$123,604	$159,696	$4,325	$1,543,044

Total liabilities	$543,062	$1,250,564	$76,995	$168,715	$5,117	$2,044,453

58.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

Geographic information

Revenues from external customers

	2013	2012
Canada	$872,987	$1,002,753
United States	2,002,378	1,652,025
United Kingdom	6,599	—

Total revenue per consolidated statements of income	$2,881,964	$2,654,778

The revenue is based on the location of the customer.

Non-current assets

Non-current assets by geographic segment consist of property, plant and equipment and intangible assets and are summarized as follows:

	As at March 31, 2013	As at March 31, 2012
Canada	$391,420	$480,452
United States	312,823	360,018
United Kingdom	1,093	—

Total	$705,336	$840,470

21.	IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLE ASSETS WITH INDEFINITE LIVES

Goodwill acquired through business combinations and intangibles with indefinite lives have been allocated to one of five cash generating units, which are also operating and reportable segments, for impairment testing. These units are gas marketing, electricity marketing, ethanol, home services and other.

	Gas marketing		Electricity marketing		Home services		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Goodwill	$127,312	$127,055	$128,787	$127,461	$283	$283	$256,382	$254,799
Brand	1,359	1,338	22,443	22,031	—	—	23,802	23,369

	$128,671	$128,393	$151,230	$149,492	$283	$283	$280,184	$278,168

Just Energy performed its annual impairment test as at March 31, 2013. Just Energy considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. As at March 31, 2013, the market capitalization of Just Energy was above the book value of its equity, indicating that a potential impairment of goodwill and intangibles with indefinite lives does not exist.

59.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

The recoverable amount of each of the units has been determined based on a value in use calculation using cash flow projections from financial budgets covering a five year period. The projections for the first three years have been approved by the Audit Committee; the assumptions used in the following two years have been approved by the senior management. The calculation of the value in use for each unit is most sensitive to the following assumptions:

•	Customer consumption assumptions used in determining gross margin

•	New customer additions and attrition and renewals

•	Selling costs

•	Discount rates

•	Growth rates used to extrapolate cash flows beyond the budget period

Customer consumption is forecasted using normalized historical correlation between weather and customer consumption and weather projections. Just Energy uses weather derivatives to mitigate the risk that weather will deviate from expectations. An average customer consumption growth rate of 9% was used in the projections. An isolated 5% decrease in the consumption assumptions would not have an impact on the results of the impairment test.

New customer additions and attrition and renewal rate estimates are based on historical results and are adjusted for new marketing initiatives that are included in the budget. A 9% average increase in the overall customer base of was used in the projections. An isolated 5% decrease annually in the overall customer base would not have an impact on the results of the impairment test.

Selling costs fluctuate with customer additions, renewals and attrition. Selling costs used in the financial forecast are based on assumptions consistent with the above new customer additions, renewals and attritions. Rates used are based on historical information and are adjusted for new marketing initiatives included in the budget. An average increase of 9% was applied to selling costs in the projections. An isolated 5% increase annually in selling costs would not have an impact on the results of the impairment test.

Discount rates represent the current market assessment of the risks specific to the Company, regarding the time value of money and individual risks of the underlying assets. The discount rate calculation is based on the specific circumstances of Just Energy and its operating segments and is derived from its weighted average cost of capital (WACC). The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by Just Energy’s investors and the cost of debt is based on the interest bearing borrowings the Company is obliged to service. Just Energy used a discount rate of 9%. An isolated 5% increase in the WACC would not have an impact on the results of the impairment test.

Financial projections used in the budget period which covers years 1, 2 and 3 have been approved by the Executive Committee. The results in years 4 and 5 are based on year 3 results adjusted for inflation. An isolated 5% decrease in the growth rates used to extrapolate cash flows beyond the budget period would not have an impact on the results of the impairment test.

60.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

22.	EARNINGS (LOSS) PER SHARE

	2013	2012
Basic earnings (loss) per share
Profit (loss) from continuing operations	$601,705	$(128,455)
Profit (loss) available to shareholders	$530,308	$(126,522)

Basic shares outstanding	140,041,759	138,227,174

Basic earnings (loss) per share from continuing operations	$4.30	$(0.93)

Basic earnings (loss) per share available to shareholders	$3.79	$(0.92)

Diluted earnings (loss) per share
Profit (loss) from continuing operations	$601,705	$(128,455)
Profit (loss) available to shareholders	$530,308	$(126,522)
Adjustment for dilutive impact of convertible debentures	29,281	—

Adjusted earnings (loss) from continuing operations	$630,986	$(128,455)

Adjusted earnings (loss) available to shareholders	$559,589	$(126,522)

Basic shares outstanding	140,041,759	138,227,174
Dilutive effect of:
Restricted share grants	3,687,837	—
Deferred share grants	154,341	—
Convertible debentures	27,413,163	—

Shares outstanding on a diluted basis	171,297,100	138,227,174

Diluted earnings (loss) per share from continuing operations	$3.68	$(0.93)

Diluted earnings (loss) per share available to shareholders	$3.27	$(0.92)

23.	CAPITAL DISCLOSURE

Just Energy defines capital as shareholders’ equity (excluding accumulated other comprehensive income) and long-term debt. Just Energy’s objectives when managing capital are to maintain flexibility by:

i)	enabling it to operate efficiently;

ii)	providing liquidity and access to capital for growth opportunities; and

iii)	providing returns and generating predictable cash flow for dividend payments to shareholders.

Just Energy manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather promotes year over year sustainable and profitable growth. Just Energy’s capital management objectives have remained unchanged from the prior year. Just Energy is not subject to any externally imposed capital requirements other than financial covenants in its long-term debt, and as at March 31, 2013 and 2012, all of these covenants have been met.

61.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

24.	GUARANTEES

(a)	Officers and directors

Corporate indemnities have been provided by Just Energy to all directors and certain officers of its subsidiaries and affiliates for various items including, but not limited to, all costs to settle suits or actions due to their association with Just Energy and its subsidiaries and/or affiliates, subject to certain restrictions. Just Energy has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of Just Energy’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

(b)	Operations

In the normal course of business, Just Energy and/or Just Energy’s subsidiaries and affiliates have entered into agreements that include guarantees in favour of third parties, such as purchase and sale agreements, leasing agreements and transportation agreements. These guarantees may require Just Energy and/or its subsidiaries to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The maximum payable under these guarantees is estimated to be $106,173.

25.	RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT PERSONNEL REMUNERATION

Parties are considered to be related if one party has the ability to control the other party or exercise influence over the other party in making financial or operating decisions. The definition includes subsidiaries, joint ventures and other persons.

Subsidiaries and joint ventures

Transactions between Just Energy and its subsidiaries’ meet the definition of related party transactions. These transactions are eliminated on consolidation and are not disclosed in these consolidated financial statements. Transactions with joint ventures are disclosed in Note 11.

Key management personnel

Just Energy’s key management personnel and persons connected with them, are also considered to be related parties for disclosure purposes. Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of Just Energy and comprise of the Chair of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer.

During the years ended March 31, 2013 and 2012, Just Energy recorded the following as an expense related to these individuals:

	2013	2012
Salaries and benefits	$2,122	$4,242
Share-based compensation	5,500	5,490

	$7,622	$9,732

As at March 31, 2013, these individuals held approximately 1,935,717 RSGs (2012 - 1,631,500).

62.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

26.	DIVIDENDS PAID AND PROPOSED

For the year ended March 31, 2013, dividends of $1.24 (2012 - $1.24) per share were declared and paid by Just Energy. This amounted to $178,400 (2012 - $175,382), which was approved throughout the period by the Board of Directors and was paid out during the year.

Declared dividends subsequent to year end

On April 2, 2013, the Board of Directors of Just Energy declared a dividend in the amount of $0.07 per common share ($0.84 annually). The dividend was paid on April 30, 2013 to shareholders of record at the close of business on April 15, 2013.

On May 2, 2013, the Board of Directors of Just Energy declared a dividend in the amount of $0.07 per common share ($0.84 annually). The dividend will be paid on May 31, 2013 to shareholders of record at the close of business on May 15, 2013.

27.	COMMITMENTS

Commitments for each of the next five years and thereafter are as follows:

As at March 31, 2013

	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years	Total
Premises and equipment leasing	$7,550	$10,755	$7,037	$6,258	$31,600
Royalty payments	662	11,082	9,647	31,650	53,041
Long-term gas and electricity contracts	1,372,855	993,719	182,020	1,272	2,549,866

	$1,381,067	$1,015,556	$198,704	$39,180	$2,634,507

As at March 31, 2012

	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years	Total
Premises and equipment leasing	$8,296	$12,231	$7,570	$7,087	$35,184
Long-term gas and electricity contracts	1,363,421	1,057,222	175,049	622	2,596,314

	$1,371,717	$1,069,453	$182,619	$7,709	$2,631,498

Just Energy has entered into leasing contracts for office buildings and administrative equipment. These leases have a leasing period of between one and eight years. For the main office building of Just Energy, there is a renewal option for an additional five years. No purchase options are included in any major leasing contracts. Royalty represents the future payments NHS is required to make on revenue earned on its current installed base. Just Energy is also committed under long-term contracts with customers to supply gas and electricity. These contracts have various expiry dates and renewal options.

63.

JUST ENERGY GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2013

(thousands of Canadian dollars, except where indicated and per share amounts)

28.	ADJUSTMENTS REQUIRED TO REFLECT NET CASH RECEIPTS FROM GAS SALES

	2013	2012
Changes in:
Accrued gas receivables	$(25,867)	$22,033
Gas delivered in excess of consumption	6,459	(10,300)
Accrued gas payable	21,213	(15,267)
Deferred revenue	(6,341)	11,274

	$(4,536)	$7,740

29.	CHANGES IN NON-CASH WORKING CAPITAL

	2013	2012
Accounts receivable and unbilled revenues	$(17,465)	$13,399
Gas in storage	576	(3,520)
Prepaid expenses and deposits	(2,708)	410
Inventory	(5,245)	(1,355)
Trade and other payables and provisions	22,619	(24,010)

	$(2,223)	$(15,076)

30.	COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

Certain figures from the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the current year’s consolidated financial statements.

64.